                                                                    EXHIBIT 10.1

                          MEMBERS OPERATING AGREEMENT

                                       OF

                              WEST VALLEY MRF, LLC

                                     INDEX

  ITEM                                                    PAGE NO.
---------                                                 --------
ARTICLE 1   Information.............................          1
   1.1      Date and Parties........................          1
   1.2      Recitals................................          1
   1.3      Formation of the Company................          2
   1.4      Term....................................          2
   1.5      Purpose, Objectives, and Business of
            the Company.............................          2
   1.6      Index of Definitions....................          3

ARTICLE 2   General Provisions......................          5
   2.1      Place of Business.......................          5
   2.2      Kaiser's Obligations....................          5
   2.3      WVRT's Obligations......................          9
   2.4      Standard of Duty and Conduct............         10

ARTICLE 3   Capital Contributions...................         11
   3.1      Capital Accounts........................         11
   3.2      Initial Capital Contributions...........         12
   3.3      Additional Capital Contributions in
            General.................................         12
   3.4      Failure to Make Additional Capital
            Contributions...........................         12
   3.5      No Voluntary Contributions or
            Withdrawals.............................         13

ARTICLE 4   Financial...............................         13
   4.1      Contribution of the MRF Parcel,
            Household Hazardous Waste Parcel and
            the Tar Pits Parcel to the Company......         13
   4.2      Contribution of Goodwill of Burrtec's
            Recycling Business......................         14
   4.3      Financial Institution Loans.............         15
   4.4      Loans by Members........................         15
   4.5      BWI Performance Guaranty................         15
   4.6      KVI Performance Guaranty................         15

ARTICLE 5   Management of the Company...............         16
   5.1      Management of the Company Business......         16
   5.2      Executive Committee.....................         16
   5.3      Members of Executive Committee..........         16
   5.4      Executive Committee Meetings and Minutes         17
   5.5      Power and Authority of the Executive             17
            Committee...............................
   5.6      Approved Plan...........................         19
   5.7      Approved Budget.........................         19
   5.8      Retention of WVRT to Operate the Project         20
   5.9      Members Providing Goods and Services to
            the Company.............................         20
   5.10     Reimbursements to Members...............         20
   5.11     Emergency Costs and Disbursements.......         20


   ITEM                                                    PAGE NO.
----------                                                 --------
   5.12      Company Funds...........................         21
   5.13      Records of Company......................         21
   5.14      Execution of Documents..................         21
   5.15      Resolution of an Impasse on Decisions...         21

ARTICLE 6    Meetings of Members.....................         22
   6.1       Meetings of Members.....................         22
   6.2       Quorum..................................         22
   6.3       Actions by Members and Voting Rights....         22
   6.4       Action by Consent without Meeting.......         23
   6.5       Record Date.............................         23
   6.6       Vote by Proxy...........................         23

ARTICLE 7    Profits and Losses......................         23
   7.1       Percentage of Interest in the Company...         23
   7.2       Allocation of Profits and Losses........         23

ARTICLE 8    Distributions of Cash and Assets........         23
   8.1       Distribution of Cash....................         23
   8.2       Restrictions on Distributions...........         24
   8.3       Distribution of Assets other than Cash..         25
   8.4       Distribution of Anticipated Original
             Bond Financing/Proceeds.................         25
   8.5       Distributions of Cash in the Event of
             the Acceleration of a Company Obligation
             Due to the Default of a Guarantor.......         25

ARTICLE 9    Accounting and Tax Matters..............         26
   9.1       Books of Account........................         26
   9.2       General Accounting Provisions...........         26
   9.3       Financial Statements....................         26
   9.4       Elections...............................         27

ARTICLE 10   Relationship of Parties.................         27

ARTICLE 11   Transfer of Interests in the Company....         28
   11.1      Restrictions Against Transfer...........         28
   11.2      Right of First Refusal..................         28
   11.3      Change in Control of KVI or BWI.........         29
   11.4      Other Restrictions......................         30

ARTICLE 12   Event of Default........................         30
   12.1      Event of Default Defined................         30
   12.2      Purchase of a Member's Interest in the
             Company Upon the Occurrence of an Event
             of Default (Appraisal)..................         31


   ITEM                                                    PAGE NO.
----------                                                 --------
ARTICLE 13   Termination............................        35
   13.1      Definitions............................        35
   13.2      Procedure Upon Termination.............        36
   13.3      Election to Terminate..................        37
   13.4      Conflict Between Article 11 and
             Sections 12.2 and 13.3.................        37

ARTICLE 14   Indemnification of Executive Committee.        37

ARTICLE 15   Dispute Resolution.....................        37

ARTICLE 16   Other Provisions.......................        38
   16.1      Notices................................        38
   16.2      Law....................................        39
   16.3      Attorneys' Fees........................        40
   16.4      Waiver of Action for Partition.........        40
   16.5      Severability...........................        40
   16.6      Captions...............................        40
   16.7      Construction of Agreement..............        40
   16.8      Waiver of Right or Remedy..............        40
   16.9      Successors and Assigns.................        40
   16.10     Rights Under Agreement.................        41
   16.11     Miscellaneous Definitions..............        41
   16.12     Entire Agreement.......................        41
   16.13     Counterparts...........................        41
   16.14     Members Bound by Agreement.............        41
   16.15     Amendments.............................        42
   16.16     Additional Documents and Acts..........        42

EXHIBITS

   Exhibit "A" - The Project Site-Parcels 1, 2 and 3
   Exhibit "B" - Description of all Anticipated Phases
   Exhibit "C" - Phase 1 of the Project
   Exhibit "D" - Kaiser Ventures Inc. Performance Guaranty Agreement
   Exhibit "E" - Territory
   Exhibit "F" - Burrtec Waste Industries, Inc. Performance Guaranty Agreement Exhibit "G" - Allocation of Profits and Losses
   Exhibit "H" - Operation and Maintenance Agreement
   Exhibit "I" - Approved Plan
   Exhibit "J"   1997 Approved Budget
   Exhibit "K"   Contribution Agreement

                          MEMBERS OPERATING AGREEMENT
                                       OF
                              WEST VALLEY MRF, LLC


                            ARTICLE 1 - INFORMATION

1.1  DATE AND PARTIES

     This MEMBERS OPERATING AGREEMENT of West Valley MRF, LLC ("AGREEMENT") is made and entered into effective June 19, 1997, between Kaiser Recycling Corporation, a Delaware corporation ("KAISER"), and West Valley Recycling & Transfer, Inc., a California corporation ("WVRT"). Kaiser and WVRT are sometimes collectively referred to herein as "MEMBERS" and individually as a "MEMBER." In accordance with the Beverly-Killea Limited Liability Company Act (California Corporations Code Title 2.5) (the "ACT") and subject to the Articles of Organization, which were filed with the Secretary of State of California on may 9, 1997, the Members enter into the following agreement regarding the conduct of the business and affairs of the company.

1.2  RECITALS

     A. Kaiser is a wholly owned subsidiary of Kaiser Ventures Inc. ("KVI") and WVRT is a wholly-owned subsidiary of Burrtec Waste Industries, Inc. ("BWI").
KVI and BWI entered into that certain Joint Venture Agreement of Inland Empire Resource Recovery effective April 18, 1990 (the "JOINT VENTURE"). KVI and BWI are dissolving the Joint Venture, with KVI and BWI each contributing their respective ownership interest in the Joint Venture to the Company to each of their subsidiaries, which are in turn contributing their respective ownership interests to the Company. Certain advances made by KVI and BWI in the Joint Venture are being assumed by the Company as described in more detail on Exhibit "J" hereto.

     B. KVI, either in its own name or through a wholly owned subsidiary, Kaiser Steel Land Development Corporation, currently owns approximately 650 acres of real property in the County of San Bernardino (the "KAISER PROPERTY"). Portions of the Kaiser Property contain hazardous materials and waste requiring remediation. Kaiser proposes to remove the hazardous materials and waste from the Kaiser property and prepare the Kaiser property for development as further set forth below.

     C. Kaiser and WVRT propose to engage in certain waste transfer, recovery, and recycling activities on limited portions of the Kaiser Property (the "PROJECT"). It is anticipated that the project when fully built as currently anticipated will be constructed and operated on three parcels of the Kaiser Property totaling approximately 30 acres within the area shown on Exhibit "A" Attached hereto (the "PROJECT SITE"). The Project, as currently contemplated, is to be constructed in multiple phases. Phase 1 of the Project, a materials recovery facility and transfer station (the "MRF") is more particularly described on Exhibit "C" attached hereto. Parcel 1 (hereinafter the "MRF Parcel") and Parcel 2 (hereafter the "HOUSEHOLD HAZARDOUS WASTE PARCEL") as identified on Exhibit "A", Collectively containing approximately 25 acres, will require limited remediation of certain hazardous materials or waste in accordance with applicable regulatory standards prior to their contribution and conveyance to the Company. Similarly, Parcel 3 as identified on Exhibit "A", containing approximately 5.04 acres (hereinafter the "TAR PITS PARCEL"), will require remediation of any hazardous materials and waste in accordance with applicable regulatory standards prior to its contribution and conveyance to the company.

     D. In the future, the Company, Kaiser and WVRT may engage in other waste transfer, disposal and recovery activities not located on the Project Site.

     E. Kaiser and WVRT anticipate that waste and recyclable materials collected in the West Valley area of San Bernardino County (and perhaps other areas as well) will be transported to the Project Site. Kaiser and WVRT further anticipate that recyclable materials will be separated from the waste materials at the Project Site. Recyclable materials will be recovered at the Project or transported to the Project Site and sold, and non-recyclable materials will be transported to a waste disposal site.

     F. Kaiser and WVRT anticipate that concurrent with the contribution and conveyance of the MRF Parcel to the Company by Kaiser, WVRT will contribute and convey all of the goodwill of Burrtec's current recycling business located at 9470 Mission Boulevard, Riverside, California ("the RECYCLING BUSINESS") and will relocate such business as soon as possible to the MRF Parcel.

     G. Pursuant and subject to the terms of this Agreement, Kaiser and WVRT desire to set forth their agreement as to the construction, ownership, and operation of the Project as it may exist from time-to-time and the conduct of the business of the Company.

1.3  FORMATION OF THE COMPANY

     The Members have formed a limited liability company named West Valley MRF, LLC (the "COMPANY") under the ACT by properly executing and filing the Articles of Organization and executing this Agreement. The rights, duties and obligations of the Members shall be determined pursuant to the Act, the Articles of Organization and this Agreement.

1.4  TERM

     The term of the Company commenced upon the filing of Articles of Organization for the Company and it shall continue until the earlier of: (i) December 31, 2030, (ii) one year after the conclusion of all of the Business of the Company (as defined herein), or (iii) until the Company is dissolved, wound-up and terminated in accordance with the provisions of this Agreement or the Act.

1.5  PURPOSE, OBJECTIVES, AND BUSINESS OF THE COMPANY

     A. The purpose of the Company is to combine the expertise and financial strength of the Members, in the manner and to the extent set forth herein, to accomplish the objectives set forth immediately below according to the terms and provisions of this Agreement. The Company, therefore, shall:

          1. Acquire from Kaiser by contribution the MRF Parcel upon the completion by Kaiser of the remediation of hazardous materials and waste (subject to the construction of certain environmental structures which will be a part of the MRF, as set forth in Section 2.2.A.), and the completion by Kaiser of the permitting necessary to make the MRF parcel a legally conveyable parcel, together with all easements and rights appurtenant thereto or at such other time as WVRT and Kaiser shall agree in writing. If WVRT elects, Kaiser shall also contribute the Household Hazardous Waste Parcel or the Tar Pits Parcel or both, together with all easements and rights appurtenant thereto upon the completion of the remediation of the hazardous materials and waste, and upon meeting the other conditions as set forth in Section 2.2. The Company shall not acquire any water rights from KVI or Kaiser in connection with the transfer of the MRF Parcel, Household Hazardous Waste Parcel or the Tar Pits Parcel.

          2. Acquire from WVRT by contribution all the going concern value, i.e., goodwill of the Recycling Business as set forth herein and relocate the Recycling Business to the MRF Parcel, but without contributing any other assets of the Recycling Business to the Company.

          3. Obtain and maintain all necessary governmental approvals for construction and operation of the Project as it may exist from time-to-time.

          4. Enhance the value of Company assets through proper development of the Project Site (provided all remediation required on the Project Site has been accomplished) and construction, management, and operation thereon of a transfer station and material recovery facility and other waste handling facilities.

          5. Own, operate, maintain, improve, mortgage, hold for investment, sell, sublease, encumber, transfer, or in any manner dispose of or deal with the Recycling Business, the Project and the Project Site and perform all things necessary or incidental to such activities.

          6. Engage in the acquisition, development, and operation of other waste disposal and recovery businesses and related enterprises on the Project Site that pertain to all the currently planned phases of the Project as generally described in Exhibit "B" attached hereto.

     B. Those acts and activities necessary for accomplishment of the purposes and objectives of the Company in accordance with the terms and provisions of this Agreement are sometimes referred to herein as the "BUSINESS OF THE COMPANY."

1.6      INDEX OF DEFINITIONS

     The definitions of certain terms used in this Agreement are set forth in the following sections:

     Act                                              1.1
     Additional Capital Contributions                 3.3
     Adjustment Date                                  3.4.A
     Affiliate                                        2.2.K
     Appraisal Date                                   12.2.D.1
     Appraised Value                                  12.2.E.1
     Approved Budget                                  5.7
     Approved Plan                                    5.6
     Assets                                           12.2.D.3
     Books or Books of Account                        9.1
     Business Day                                     5.4.A

     Business of the Company                          1.5.B
     BWI                                              1.2.A
     Capital Account                                  3.1.A
     Cash                                             16.11.C
     Closing                                          12.2.G.1
     Code                                             3.1.C
     Company                                          1.3
     Company Interest                                 16.11.B
     Company Minimum Gain                             Exhibit G, 1.2
     Company Records                                  5.13
     Control                                          2.2.K
     CPA                                              9.1
     DTSC                                             2.2.A
     Economic Risk of Loss                            Exhibit G, 1.1
     Emergency                                        5.11.B
     Event of Default                                 12.1.A
     Executive Committee                              5.2
     Existing Debt                                    12.2.E.2.(b)
     Fiscal Year                                      9.2.C
     Hazardous Materials                              2.2.D
     Hazardous Materials Laws                         2.2.E
     Herein                                           16.11.A
     Household Hazardous Waste Parcel                 1.2.C
     Joint Venture                                    1.2.A
     Kaiser                                           1.1
     Kaiser Property                                  1.2.B
     KVI                                              1.2.A
     Loss                                             Exhibit G, 1.7
     Member                                           1.1

     Member Nonrecourse Debt                          Exhibit G, 1.3
     Member Nonrecourse Deduction                     Exhibit G, 1.
     MRF                                              1.2C
     MRF Parcel                                       1.2.C


     Nonrecourse Deductions                           Exhibit G, 1.5
     Net Capital Investment in the Company            8.1.C
     Nonrecourse Liabilities                          Exhibit G, 1.6
     Notice of Default                                12.1.C
     Offer Notice                                     11.2

     Opinion of Value                                 12.2.D.3
     Paid in Cash                                     16.11.C
     Parcel                                           2.2.C
     Percentage Interests                             7.1
     Phase 1 of the Project                           1.2.C
     Price Notice                                     12.2.E.2

     Profit                                           Exhibit G, 1.7
     Project                                          1.2.C
     Project Site                                     1.2.C
     Purchase Notice                                  12.2.A
     Purchase Price                                   12.2.A
     Purchaser                                        12.2.A
     Recycling Business                               1.2.F
     Regulatory Allocations                           Exhibit C, 2.5
     Seller                                           12.2.A
     Statement of Value                               12.2.A
     Tar Pits Parcel                                  1.2.C
     Termination Election Date                        13.1.B
     Termination Notice                               13.1.A
     Termination Period                               13.1.C
     Territory                                        2.3.A
     Transfer                                         11.1
     Transferor                                       11.1
     WVRT                                             1.1

                         ARTICLE 2 - GENERAL PROVISIONS

2.1  PLACE OF BUSINESS

          The place of business of the Company initially shall be at the office of Kaiser, 3633 East Inland Empire Boulevard, Suite 850, Ontario, California 91764, and thereafter at such other place in San Bernardino County as the Executive Committee (as hereinafter defined) shall determine. The Members anticipate that the place of business for the Company will be relocated to the MRF Parcel after completion of appropriate improvements thereon.

2.2  KAISER'S OBLIGATIONS

          In addition to all other agreements and obligations of Kaiser pursuant to the terms of this Agreement, Kaiser shall have the following obligations.

     A. Kaiser shall at its expense complete or cause KVI to complete all required assessment, characterization, monitoring and remediation activities with respect to Hazardous Materials and waste located on the MRF Parcel, the Household Hazardous Waste Parcel and the Tar Pits Parcel. WVRT acknowledges and agrees that the retaining wall on the MRF Parcel, the floor of the building for the MRF and the drainage structures for the MRF building floor and MRF Parcel will also constitute environmental remediation structures which have or will be built and maintained as an expense of the Company and will be paid by the Company or reimbursed by the Company to Kaiser. WVRT and Kaiser agree that Kaiser or KVI will enter into an agreement with the California Environmental Protection Agency, Department of Toxic Substances Control ("DTSC") which prohibits the use of the Project Site or any portion thereof for residential purposes, a school, a day care center, or a hospital; provided, however, Kaiser shall have the right, in its sole discretion to determine how to remediate the Tar Pits Parcel provided such remediation is in compliance with applicable Hazardous Materials Laws. Kaiser shall complete the remediation of the MRF Parcel as soon as reasonably possible, but not later than November 30, 1997, for those items within Kaiser's direct control. It is understood that the completion of the retaining wall and the floor of MRF building which are required for the complete remediation of the MRF Parcel are within the direct control of the Company. Such remediation activities shall be conducted strictly in accordance with all required Hazardous Materials Laws (as defined below), but such remediation shall not be required to exceed a clean-up level that is better than required to meet the Hazardous Materials Laws applicable to a commercial or industrial site. Kaiser shall have the right in its reasonable discretion to delay the remediation of the Household Hazardous Waste Parcel and Tar PitS Parcel until such time as it is anticipated that either parcel is necessary for the conduct of the Company's business. If a rail storage yard becomes necessary for operation of the Project and Kaiser and its Affiliates reasonably decide not to remediate the Tar Pits Parcel at that time or if Kaiser and its Affiliates elect to remediate the Tar Pits Parcel in such a manner so as to render it substantially unusable for a rail yard, Kaiser shall not be required to remediate the Tar Pits Parcel and contribute it to the Company, but in such case Kaiser at its expense, shall provide space for a rail storage yard sufficient to meet the reasonable requirements of the Company's business for a rail storage yard and any incremental costs associated with the new location of the rail yard shall be borne by Kaiser and not reimbursed by the Company. Kaiser and KVI shall have the reasonable discretion to determine the manner of the remediation of the Project Site or any portion thereof provided such remediation is accomplished in accordance with applicable Hazardous Materials Laws; provided, however, Kaiser shall have the right, in its sole discretion to determine how to remediate the Tar Pits Parcel provided such remediation is in compliance with applicable Hazardous Materials Laws.

     B. Kaiser shall be responsible for obtaining, at its expense on or before June 30, 1997, all necessary maps, permits, and approvals necessary to divide the Project Site into at least three legal parcels, the MRF Parcel, the Household Hazardous Waste Parcel and the Tar Pits Parcel. Kaiser shall pay the direct costs of recording the required parcel map and its pro rata share of property taxes and other similar expenses as of the date of recordation with the Company paying its pro rata share of all such property taxes and assessments.

     C. In addition to any other indemnification obligation provided by law or by agreement, Kaiser shall indemnify, defend, and hold harmless the Company, WVRT and their Affiliates (as defined below) and the directors, officers, employees, and shareholders of each of them from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, consent agreements and orders, liabilities, penalties, taxes, fees, costs, and expenses (including, but not limited to, attorneys' fees, engineering fees, consultants' fees, and experts' fees) of any kind whatsoever, including, but not limited to, claims arising out of loss of life, injury to others, property, or business, or damage to natural resources, in connection with or arising out of any Hazardous Materials attributable to pre-existing conditions on the Kaiser Property or the Project Site or which are attributable to, contributed to, or caused by the activities of Kaiser, its predecessors-in-interest, third parties, or parties in contractual relationship with Kaiser, or any of them, that occur at any time or times, except for any Hazardous Materials attributable to conditions that occur with respect to the MRF Parcel, the Household Hazardous Waste Parcel, or the Tar Pits parcel (each is sometimes hereafter referred to as a "PARCEL") after the date that the particular Parcel is contributed and conveyed to the Company by Kaiser, unless attributable to, contributed to, or caused by the activities of Kaiser, its Affiliates or third parties in a contractual relationship with Kaiser or its Affiliates, and such third parties' subcontractors (except for WVRT, its Affiliates and third parties in a contractual relationship with WVRT or its Affiliates, and such third parties' subcontractors), and from all claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, consent agreements and orders, liabilities, penalties, taxes, fees, costs, and expenses of any kind whatsoever, arising out of Kaiser's or its predecessors failure to provide all information, make all submissions, and take all steps required by any appropriate governmental authority under any current Hazardous Materials Laws or any other environmental law. Notwithstanding anything contained in this agreement, in no event shall Kaiser or its Affiliates be liable or responsible for consequential damages. notwithstanding the termination of the Company or this Agreement, Kaiser's obligations and liabilities under this Subsection 2.2.C that are not attributable to the activities of the Company, WVRT, and their respective employees and agents and persons or entities related to any of them shall survive the termination of this Agreement or the Company.

     D. For purposes of this Agreement, the term "HAZARDOUS MATERIALS" shall mean any solid, liquid, or gaseous matter, or any combination thereof, which is or may become hazardous, toxic, or radioactive, including, but not limited to, those materials identified in Sections 66680 through 66685 of Title 22 of the California Code of Regulations, Division 4, Chapter 30 (as may be amended from time to time) or any Hazardous Materials Laws (as hereinafter defined) or any material which, if discharged, leaked, or emitted, or permitted to be discharged, leaked, or emitted, into the atmosphere, the ground, or any body of water, does or may (i) pollute or contaminate the same; or (ii) adversely affect (a) the health or safety of persons, whether on the Project Site or anywhere else; (b) the condition, use, or enjoyment of the Project Site or any adjacent or nearby property; or (c) the Project Site.

     E. The term "HAZARDOUS MATERIALS LAWS" shall mean all current laws, regulations and remediation standards or requirements pertaining to any hazardous or toxic substance, materials or waste, including without limitation the comprehensive environmental response, compensation and liability act of 1980, as amended, 42 U.S.C. (S) 9601 et seq. (CERCLA), the Resource Conservation
                                     ------
and Recovery Act of 1976, 42 U.S.C. (S) 6901 et seq. (RCRA), and any other
                                             ------
federal, state, or local governmental law, authority, statute, ordinance, order, rule, standard or regulation pertaining to health, industrial hygiene, or the environment.

     F. Kaiser shall furnish to the Company and to WVRT a report prepared by a reputable, nationally or regionally known environmental firm on the types, levels and extent of known Hazardous Materials on each Parcel of the Project as it is contributed to the Company in order to establish a baseline for the substances and their levels of occurrence as of the date of the contribution of each Parcel to the Company. WVRT agrees that the "Revised Human Health Risk Assessment for the Materials Recovery Facility Operable Unit No. 1 Fontana, California March 3, 1997" shall be used as the baseline report for the MRF Parcel. Kaiser shall represent and warrant to WVRT and the Company at the time it provides a baseline report to the Company that such report, to the best of Kaiser's knowledge, after reasonable inquiry, is true and correct in all material respects with respect to the identified parcel, and such warranty and representation shall survive the termination of this Agreement. Kaiser and the Company shall enter into a separate MRF Parcel Environmental Contingency Plan concurrently with the execution of this Agreement. Kaiser and the Company shall enter into a separate environmental Contingency Plan for each Parcel, if and when contributed to the Company.

     G. Kaiser hereby makes the following representations and warranties to WVRT, which shall survive the termination of this Agreement:

             (i) Kaiser has previously furnished to WVRT a list of all material reports, contracts, surveys, assessments, data, correspondence, and other similar documents concerning any Hazardous Materials known to be present on the Project Site prepared for or on behalf of Kaiser and Kaiser has furnished to WVRT a true copy of each item so listed.

             (ii) Kaiser has previously furnished to WVRT a list of all past, pending or threatened litigation, administrative proceedings, third party claims, orders and notices of any kind or nature whatsoever concerning any Hazardous Materials known by Kaiser to be present on the Project Site, and Kaiser has furnished to WVRT, to the best of its knowledge, a true copy of each item listed.

             (iii) Kaiser to the best of its knowledge is currently in compliance with all Hazardous Materials Laws and orders concerning the Project Site.

     H. Kaiser shall contribute and convey to the Company the MRF Parcel, the Household Hazardous Waste Parcel and the Tar Pits Parcel subject to and in accordance with this Agreement; provided, however, it is recognized that the Tar Pits Parcel may not be conveyed to the Company if reasonable space for a rail storage yard is made available to the Company at the time it is determined that a rail storage yard is necessary for the Project.

     I. Kaiser has caused its Affiliate, KVI to deliver to WVRT that certain Performance Guaranty and Indemnification Agreement attached hereto as Exhibit "D" as provided in Section 4.6 of this Agreement pursuant to which KVI shall guarantee Kaiser's performance and obligations pursuant to this Agreement and a Stock Pledge Agreement pursuant to which all the stock in Kaiser has been pledged to secure the obligations under such Performance Guaranty and Indemnification Agreement.

     J. Kaiser shall seek in good faith to obtain a release from the DTSC by November 30, 1997, pursuant to Section 25364.1 of The California Health and Safety Code for the benefit of WVRT and any third party lender on the Project, if permitted by applicable law.

     K. As used in this Agreement, an "AFFILIATE" of a specified party means (i) an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the party specified, except that the Company shall not be deemed an Affiliate for the purposes of this Agreement. The term "CONTROL" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity.

     L. Kaiser shall complete all necessary remediation activities required by the DTSC with respect to the Household Hazardous Waste Parcel on or before the later of December 31, 2001, or when such Parcel is necessary for the conduct of the Company's business as reasonably determined by the Company. Subject to
Section 2.2.A., Kaiser shall complete all necessary remediation activities required by the DTSC with respect to the Tar Pits Parcel on or before the later of December 31, 2005, or when such Parcel is necessary for the conduct of the Company's business as reasonably determined by the Company.

2.3  WVRT'S OBLIGATIONS

     In addition to all other agreements and obligations of WVRT pursuant to the term of this Agreement, WVRT shall have the following obligations:

     A. WVRT will, at all times, use good faith and reasonable efforts to direct waste which BWI and its subsidiaries (and any other Affiliates of BWI operating within the Territory, as defined below, in the waste management business) own or control within the Territory set forth in Exhibit "E" attached (the "TERRITORY"), to the extent they may legally do so, and when to do so would be logical and commercially reasonable taking into account the location and the amount of waste generated at such location and the provisions of any applicable permit, franchise agreement or similar agreement. WVRT's good faith and reasonable efforts shall include WVRT, BWI and its subsidiaries and any other Affiliates of BWI operating within the Territory in the waste management business seeking, if applicable, as reasonably and in good faith determined by them, to negotiate, in the ordinary course of business, provisions in their respective permits, franchise agreements or similar agreements with any Person within the Territory requiring or allowing use of the Project for waste generated within the Territory covered by each permit, franchise agreement or other similar agreement. WVRT will, at all times, use good faith and reasonable efforts to market the Project to those that own or control waste other than BWI and its subsidiaries (and any other BWI Affiliate as provided herein) to the extent such marketing would be logical and commercially reasonable.

     B. WVRT shall contribute and convey to the Company all of the goodwill of the Recycling Business as provided in Section 4.2 of this Agreement.

     C. WVRT has caused to be delivered to Kaiser for the benefit of Kaiser and the Company: (i) a Guaranty and Indemnification Agreement executed by BWI and BWI related persons of even date herewith; (ii) a Performance Guaranty and Indemnification Agreement executed by BWI of even date herewith; and (iii) a Stock Pledge Agreement pursuant to which all of the stock in WVRT has been pledged to secure the obligations under such Performance Guaranty and Indemnification Agreement.

     D. In addition to any other indemnification obligation provided by law or by agreement, WVRT shall indemnify, defend and hold harmless the Company, Kaiser and its Affiliates and the directors, officers, employees, and shareholders of each of them from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, consent agreements and orders, liabilities, penalties, taxes, fees, costs and expenses (including, but not limited to attorneys' fees, engineering consulting fees, and experts'
fees) of any nature or kind including, but not limited to, claims arising out of loss of life, injury to others, property, or business or damage to natural resources in connection with or arising out of any Hazardous Materials released on any Parcel while the Company is the owner of that particular Parcel and while WVRT or an Affiliate of WVRT is the operator of any phase of the Project using that particular Parcel and which are attributable to, contributed to, or caused by the activities of WVRT, its Affiliates, third parties, or parties in contractual relationship with any of them, and which are not attributable to, contributed to or caused by the activities of Kaiser, its Affiliates or third parties in a contractual relationship with Kaiser or its Affiliates, and such third parties' subcontractors (except for WVRT and its Affiliates or third parties in a contractual relationship with WVRT or its Affiliates, and such third parties' subcontractors), and from all claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, consent agreements and orders, liabilities, penalties, taxes, fees, costs, and expenses of any kind whatsoever arising out of WVRT's failure to provide all information, make all submissions, and take all steps required by any appropriate governmental authority under any Hazardous Materials Laws and any release of Hazardous Materials on any Parcel while it is the operator of any phase of the Project using that particular Parcel, except for those matters for which Kaiser is solely responsible as provided in Section 2.2 above. Notwithstanding anything contained herein, in no event shall WVRT or its Affiliates be liable or responsible for any consequential damages. Notwithstanding the termination of the Company or this Agreement, WVRT's obligations and liabilities under this Subsection 2.3.D that are not attributable to the activities of Kaiser or its predecessors and persons or entities related to either of them shall survive the termination of this Agreement or the Company.

     E. In addition to any other indemnification obligation provided by law or by agreement, WVRT shall indemnify, defend, and hold harmless the Company, Kaiser and its Affiliates and directors, officers, employees, and shareholders of each of them from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, consent agreements and orders, liabilities, penalties, taxes, fees, costs, and expenses (including, but not limited to attorneys' fees, engineering consulting fees, and experts' fees) of any kind whatsoever, including, but not limited to, claims arising out of loss of life, injury to others, property, or business, or damage to natural resources, in connection with or arising out of the business conducted at or any Hazardous Materials attributable to pre-existing conditions on the property on which the Recycling Business is currently located, 9470 Mission Boulevard, Riverside, California or has been located (collectively the "RECYCLING BUSINESS SITE") or which are attributable to, contributed to, or caused by the activities of WVRT, its predecessors-in-interest, third parties who have trespassed on the Recycling Business Site, or parties in contractual relationship with WVRT or its Affiliates, or any of them, and from all claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, consent agreements and orders, liabilities, penalties, taxes, fees, costs, and expenses of any kind whatsoever, for claims arising out of WVRT'S or its predecessors failure to provide all information, make all submissions, and take all steps required by any appropriate governmental authority under any Hazardous Materials Laws in connection with the Recycling Business conducted at the Recycling Business Site. notwithstanding anything contained herein, in no event shall wvrt or its affiliates be liable or responsible for any consequential damages. notwithstanding the termination of the Company or this Agreement, Burrtec's obligations and liabilities under this Subsection 2.3.E that are not attributable to the activities of Kaiser and its predecessors and persons and agents related to any of them, as provided herein shall survive the termination of this Agreement or the Company.

2.4  STANDARD OF DUTY AND CONDUCT

The standard of the fiduciary duty a Member owes to the Company and to its Members is that of a partner to a partnership and to the partners of the partnership. Accordingly, WVRT and Kaiser shall act in good faith relative to all matters affecting the Company and the other Members and to operate the Company in such a manner so as to reasonably maximize the long term profitability and value of the Company provided, however, that no actions shall be required of WVRT that would be to the material detriment of WVRT or its Affiliates and no actions shall be required of Kaiser that would be to the material detriment of Kaiser or its Affiliates.

                       ARTICLE 3 - CAPITAL CONTRIBUTIONS

3.1   CAPITAL ACCOUNTS

     A. A separate capital account shall be established and maintained for each Member ("CAPITAL ACCOUNT") strictly in accordance with the rules set forth in Section 1.704-1(B)(2)(IV) of the Treasury Regulations.

     B. Subject to Subsections 3.1.D and 3.1.E below, each Member's Capital Account shall be increased from time to time by: (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such property or to which such property is subject and which are paid or payable by the Company); and (3) the Profit (as defined on Exhibit "G" attached hereto), and other items of income and gain allocated to such Member.

     C. Subject to Subsections 3.1.D and 3.1.E below, each Member's Capital Account shall be decreased from time to time by: (1) the amount of money distributed to such Member; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by the property or to which such property is subject and which are paid or payable by that Member);
(3) such Member's share of expenditures of the Company described in Section 705(a)(2)(B) of the Internal Revenue Code of 1986, as amended ("CODE") (including for this purpose losses which are not deductible under Section 267(a)(1) or Section 707(b) of the Code); (4) such Member's share of amounts paid or incurred by the Company to organize the Company (except to the extent properly amortizable for tax purposes); and (5) Loss (as defined on Exhibit "G" attached hereto), and other items of deduction and loss allocated to such Member.

     D. For purposes of this Section 3.1, the assumption of a Member's unsecured liability by the Company shall be treated as a distribution of money to that Member. The assumption of the Company's unsecured liability by a Member shall be treated as a cash contribution to the Company by that Member.

     E. If assets of the Company other than money are distributed to a Member in liquidation of the Company, or if assets of the Company other than money are distributed to a Member in kind, then to reflect unrealized gain or loss, Capital Accounts for the Members shall be adjusted for the hypothetical Profit or Loss that would have been realized by the Company if the distributed assets had been sold for their fair market values in a cash sale. Upon the liquidation of a Member's interest in the Company, to reflect unrealized gain or loss, Capital Accounts for the Member shall be adjusted for the hypothetical Profit or Loss that would have been realized by the Company if all Company assets had been sold for their fair market values in a cash sale. Capital Accounts also shall be adjusted upon the constructive termination of the Company as provided under Section 708 of the Code as required by Section 1.704-l(b)(2)(iv)(1) of the Treasury Regulations.

     F. WVRT's Capital Account shall not be adjusted for any Guaranty Advances or payments received in payment of Guaranty Advances.

3.2  INITIAL CAPITAL CONTRIBUTIONS

     The Members acknowledge that KVI and BWI have previously made initial and subsequent capital contributions to the Joint Venture, and that upon formation of the Company their respective capital accounts shall be transferred to the Company by Kaiser and WVRT. Accordingly, their respective Capital Accounts as of June 18, 1997, are $1.00 for Kaiser and $1.00 for WVRT.

3.3  ADDITIONAL CAPITAL CONTRIBUTIONS IN GENERAL

     As further provided at Section 4.3, below, the Company shall attempt to obtain sufficient financing for construction, development, and operation of each phase of the Project by obtaining public, private, or other bond financing or by borrowing from banks, savings and loan associations, and similar financial institutions (or other sources if suitable to the Members). If, however, the Executive Committee determines as provided in Section 5.3 that capital contributions are necessary to carry out the Business of the Company after first seeking to obtain reasonable third party financing, then the Members shall contribute such required funds to the Company ("ADDITIONAL CAPITAL CONTRIBUTIONS"). The Members shall make such Additional Capital Contributions within ten days following notice from the Executive Committee calling for Additional Capital Contributions, or by such later date as may be specified in the notice from the Executive Committee.

3.4  FAILURE TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS

     A. If any Member fails to make an Additional Capital Contribution within the time required by this Agreement, which failure continues for a period of twenty (20) days after written demand from the non-defaulting Member to cure such default, such failure shall be deemed to be a material default hereunder. Upon any such default, the non-defaulting Member, in addition to any other rights it may have at law, in equity or pursuant to Articles 12 and 13 hereof, may advance the defaulting Member's share of the required additional capital to the Company and, at its option, elect to treat such advance as a contribution to the capital of the Company by the non-defaulting Member. If the non-defaulting Member so elects, it may cause the defaulting Member's Percentage Interest (as hereinafter defined) to be adjusted, effective as of the date the non-defaulting Member so notifies the defaulting Member (the "ADJUSTMENT DATE"), by increasing the non-defaulting Member's Percentage Interest and decreasing the defaulting Member's Percentage interest by a number of percentage points equal to the percentage derived by dividing (a) one hundred twenty percent (120%) of the amount of the non-defaulting Member's contribution made on behalf of the defaulting Member by (b) the aggregate of all contributions to the capital of the Company made by all Members, including an amount equal to the amount contributed by the non-defaulting Member pursuant to this section 3.4.

     B. On the Adjustment Date, the defaulting Member shall execute and deliver to the non-defaulting Member an amendment to this Agreement acknowledging the adjustment of the Members' respective Percentage Interests described herein, together with such other documents and instruments as the non-defaulting Member reasonably determines to be necessary or appropriate to accomplish the transactions described in this Section 3.4. The defaulting Member hereby grants to the non-defaulting Member an irrevocable power of attorney, coupled with an interest, for the purpose of executing, acknowledging, verifying, filing, certifying, publishing, and delivering any assignment of interest in the Company, amendment to this Agreement, or other document or instrument required of such Member if such Member is a defaulting Member or as otherwise necessary to carry out the provisions of this Section 3.4.

     C. The Members agree that they have taken particular care to provide fair and adequate remedies upon failure to make required Additional Capital Contributions. Therefore, each Member agrees that damages would be an inadequate remedy and that specific performance or injunctive relief may be granted to compel compliance with this Section 3.4. In addition, the defaulting Member shall pay all costs, including reasonable attorneys' fees, incurred by the non-defaulting Member in enforcing the provisions of this Section 3.4.

3.5  NO VOLUNTARY CONTRIBUTIONS OR WITHDRAWALS

     No Member shall have the right to make voluntary contributions to capital of the Company or withdrawals from its Capital Account without the consent of the Executive Committee.


                             ARTICLE 4 - FINANCIAL

4.1 CONTRIBUTION OF THE MRF PARCEL, HOUSEHOLD HAZARDOUS WASTE PARCEL AND THE TAR PITS PARCEL TO THE COMPANY

     A. Upon the remediation by Kaiser of the MRF Parcel to the satisfaction of the DTSC as evidenced by a letter from the DTSC that no further remedial action will be necessary for such parcel or upon the MRF Parcel's remediation to WVRT's reasonable satisfaction and upon the MRF Parcel becoming a separate legal parcel, and upon WVRT's written election, Kaiser shall contribute and convey the MRF Parcel to the Company, subject to the terms and conditions of this Agreement. Such contribution and conveyance by Kaiser shall occur no later than June 30, 1997. The MRF Parcel shall be conveyed to the Company by Kaiser by grant deed free and clear of all liens and encumbrances of any kind, except for the easements, covenants and conditions now existing on the Parcel and the covenants restricting the use of the Parcel as entered into with the DTSC. The contribution of the MRF Parcel shall be deemed to be an additional capital contribution to the Company by Kaiser in the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) which the Members acknowledge is a fair and reasonable value for the MRF Parcel. Kaiser shall obtain at its expense an ALTA extended coverage owner's policy of title insurance for the MRF Parcel, with the Company as the insured, in the amount of $1,650,000 showing the state of title as set forth in this Section 4.1.A. which will be delivered to the Company concurrently with the contribution of the MRF Parcel to the Company.

     B. Upon the remediation of the Household Hazardous Waste Parcel to the satisfaction of the DTSC as evidenced by a letter from the DTSC that no further remedial action is necessary for such parcel, upon the Household Hazardous Waste Parcel being remediated to WVRT's satisfaction, upon the Household Hazardous Waste Parcel becoming a separate legal parcel and upon WVRT's written election, Kaiser shall contribute and convey the Household Hazardous Waste Parcel to the Company, subject to the terms and conditions of this Agreement. The Household Hazardous Waste Parcel shall be conveyed to the Company by Kaiser by a grant deed free and clear of all liens and encumbrances of any kind, except for the easements, covenants and conditions now existing on the Parcel and the covenants restricting the use of the Parcel as entered into with the DTSC. The contribution of the Household Hazardous Waste Parcel shall be deemed to be an additional capital contribution to the Company by Kaiser in the amount of One Dollar ($1.00) which the Members acknowledge is a fair and reasonable value for the Household Hazardous Waste Parcel. This contribution shall not in any way affect the Percentage Interests of the Members. Kaiser shall obtain at its expense an ALTA extended coverage owner's policy of title insurance for the Household Hazardous Waste Parcel with the Company as the insured, in the amount of $50,000, showing the state of title as set forth in this Section 4.1.B. which will be delivered to the Company concurrently with the contribution of the Household Hazardous Waste Parcel to the Company.

     C. Upon the remediation of the Tar Pits Parcel to the satisfaction of the DTSC as evidenced by a letter from the DTSC that no further remedial action is necessary for such Parcel or upon the Tar Pits Parcel being remediated to WVRT's reasonable satisfaction, upon the Tar Pits Parcel becoming a separate legal parcel and upon WVRT's written election, Kaiser shall contribute and convey the Tar Pits Parcel to the Company, subject to the terms and conditions of this Agreement; provided, however, that this Section 4.1.C shall be subject to the provisions of Section 2.2A. The Tar Pits Parcel shall be conveyed to the Company by Kaiser by a grant deed free and clear of all liens and encumbrances of any kind, except for the easements, covenants and conditions now existing on the Parcel and the covenants restricting the use of the Parcel as entered into with the DTSC. The contribution of the Tar Pits Parcel shall be deemed to an additional capital contribution to the Company by Kaiser in the amount of One Dollar ($1.00) which the Members acknowledge is a fair and reasonable value for the Tar Pits Parcel. This contribution shall not in any way affect the Percentage Interests of the Members. If the Tar Pits Parcel is contributed to the Company, Kaiser shall obtain at its expense an ALTA extended coverage owner's policy of title insurance for the Tar Pits Parcel, with the Company as the insured, in the amount of $50,000, showing the state of title as set forth in this Section 4.1.C which will be delivered to the Company concurrently with the contribution of the Tar Pits Parcel to the Company.

4.2  CONTRIBUTION OF GOODWILL OF BURRTEC'S RECYCLING BUSINESS

     Concurrently with the contribution and conveyance of the MRF Parcel to the Company, but not later than June 30, 1997, WVRT shall contribute and convey all of the goodwill of the Recycling Business and shall relocate said business (but none of the other assets of the business) to the MRF Parcel as soon as practical thereafter. The Company shall be entitled to receive and be responsible for all revenues, expenses, profits and losses of and associated with the Recycling Business which accrue on or after the date of its contribution to the Company. Pending relocation of the Recycling Business to the Project Site, the Recycling Business shall be operated for and on behalf of the Company by WVRT as Operator pursuant to the Operation and Maintenance Agreement attached hereto as Exhibit "H." All costs of closing the existing site and remediating any Hazardous Materials or waste therein shall be paid by WVRT or other applicable third party and WVRT shall indemnify and hold harmless Kaiser, its officers, directors, employees and Affiliates from any cost, liability, loss or expense associated with the closing and remediating of the Recycling Business Site as provided in
Section 2.3.F. The goodwill of the Recycling Business shall be conveyed to the Company by WVRT by general warranty assignment and bill of sale or any other appropriate document free and clear of all liens. Such contribution, conveyance and relocation together with the Guarantee and Indemnification Agreement as specified in Section 4.6 hereto shall be deemed to be an additional capital contribution in the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) which the Members acknowledge is a fair and reasonable value.

4.3  FINANCIAL INSTITUTION LOANS

     The Company shall attempt to obtain sufficient financing by borrowing from banks, savings and loan associations, insurance companies, or other financial institutions or by obtaining public, private, or other bond financing to meet all of the obligations and capital requirements of the Company. Such financing shall be at the most favorable rates and fees and under the most favorable terms reasonably available at the time of such financing and on such other terms as are typical for such financing. Any such financing shall be subject to the reasonable approval of the Members, which shall be evidenced by each Member's signature on the financing transaction documents. The Members acknowledge that they and their parent corporations or other affiliated persons or entities may be required to guarantee the Company's obligations under such financing. In such event, the guaranteeing entities or persons shall enter into a Contribution Agreement substantially in the form attached hereto as Exhibit "K." Each Member shall provide its guarantee to secure financing for Phase 1 of the Project.

4.4 LOANS BY MEMBERS

    Subject to Section 4.3 above, a Member may lend or advance money to the Company only upon such terms and conditions as may be determined and approved by the Executive Committee. Any such approved loan or advance shall neither increase the interest of the lending Member in the capital of the Company, nor shall it entitle the lending Member to any increased share in the Company's capital or profits, except as permitted by Section 3.4. Either Member may loan funds to the Company on a short-term emergency basis. Any short-term emergency loan shall be repayable on demand by the lending Member and shall bear a variable rate of interest equal to 1% per annum over the Union Bank of California reference rate as announced from time to time, but in no event greater than the maximum rate permitted by California law. Financing for Phase 1 of the Project shall be provided in accordance with Section 4.3 above.

4.5  BWI PERFORMANCE GUARANTY

     BWI has delivered to the Company and Kaiser its guarantee in the form attached hereto as Exhibit "F" pursuant to which BWI shall guarantee the performance of WVRT's obligations pursuant to this Agreement and pursuant to the Operation and Maintenance Agreement.

4.6  KVI PERFORMANCE GUARANTY

     KVI has delivered to the Company and WVRT its guarantee in the form attached hereto as Exhibit "D" pursuant to which KVI will guarantee the performance of Kaiser's obligations pursuant to this Agreement. Each of KVI's obligations pursuant to the guarantee shall be secured by a pledge of all of the stock in Kaiser pursuant to the terms of a Stock Pledge Agreement which has been delivered to WVRT.

                     ARTICLE 5 - MANAGEMENT OF THE COMPANY

5.1  MANAGEMENT OF COMPANY BUSINESS

     The Members shall have control over the overall management, conduct, and operation of the business and affairs of the Company and shall make all decisions and take all actions necessary to carry out the Approved Plan (as hereinafter defined) in accordance with the Approved Budget (as hereinafter defined). The Members shall act through an Executive Committee (as described in
Section 5.2 below). It is recognized that the day-to-day operation and management of the Project has been delegated to WVRT as provided in Section 5.8 below. The Members, acting through the Executive Committee, must approve any proposed Company actions with a vote equal to or greater than seventy-five percent (75%) of the total Percentage Interests, except in the case of an uncured Event of Default. Upon the occurrence of an uncured Event of Default a vote of the majority of the Percentage Interests held by non-defaulting Members may approve the Company's actions except a defaulting Member may vote on matters involving an item of business which would require approval of more than eighty-nine percent (89%) of the Percentage Interests as specified in Section 5.3 below.

5.2  EXECUTIVE COMMITTEE

     The management of the Business of the Company, as described in Section 5.1 above, shall generally be by an executive committee ("EXECUTIVE COMMITTEE"), which shall be empowered to make all major and substantive decisions with respect to the direction and control of the business of the Company.

5.3  MEMBERS OF EXECUTIVE COMMITTEE

     Unless otherwise agreed by the Members, as long as WVRT and Kaiser have equal Percentage Interests, the Executive Committee will consist of four committee members ("COMMITTEE MEMBERS"), with two Committee Members appointed by Kaiser and two Committee Members appointed by WVRT. If WVRT and Kaiser do not have equal Percentage Interests, each Member shall be entitled to appoint one individual to the Executive Committee for each ten percent (10%) of Percentage Interest owned. Each Member may appoint an alternate for each Committee Member of the Executive Committee appointed by such Member, and such alternate will have all the powers of the Committee Member in his absence or inability to serve. Each Member shall have the power to remove any Committee Member or alternate committee member of the Executive Committee appointed by such Member. Vacancies on the Executive Committee will be filled by appointment by the Member which appointed the Committee Member previously holding the position which is then vacant. Notwithstanding the number of Committee Members at each meeting, the Committee Members shall have a vote equal to the Percentage Interest of the Members appointing such Committee Member. The Committee Members appointed by Kaiser together shall have one vote, and the Committee Members appointed by WVRT together shall have one vote. Each Member shall notify the other Member in writing of its appointments to the Executive Committee. Subject to Section 5.1, all items before the Executive Committee shall require the approval of Committee Members representing seventy-five percent (75%) or greater of the Percentage Interests except that the approval of Committee Members representing more than eighty-nine percent (89%) of the Percentage Interests eligible to vote on a matter shall be required for (a) any capital call; (b) the expenditure or the borrowing of funds in excess of $25,000 unless such shall have been pre-approved as a part of the Approved Budget; and (c) the sale or transfer of any Company asset with a fair market value of $100,000 or greater.

5.4  EXECUTIVE COMMITTEE MEETINGS AND MINUTES

     A. Regular meetings of the Executive Committee shall be held at least monthly (unless the Executive Committee sets an alternate meeting schedule) at such time and at such place as the Executive Committee shall determine from time to time. Special meetings of the Executive Committee shall be held at the written request of either Member upon at least five business days notice to all Committee Members. The term "business days" means all days, except for Saturdays, Sundays, and days which are legal holidays under the laws of the United States and the State of California.

     B. The Executive Committee shall prepare a written agenda for all meetings (other than weekly job site meetings) and deliver the same to all Committee Members at least three days prior to any such meeting. The Committee Members shall cause written minutes to be taken at each meeting of the Executive Committee, which shall be sent to each Committee Member within ten business days following such meeting for approval and signature by each Committee Member.
Upon (but not before) the signature of all Committee Members, such minutes shall become binding on the Company. Minutes of a meeting of the Executive Committee shall be required to record all changes to the Approved Plan or Approved Budget (as hereinafter defined) and to memorialize all actions approved by the Committee Members.

     C. Executive Committee meetings may be held through the use of conference telephone, or similar communications equipment, as long as all Committee Members participating in the meeting can hear one another. Participation in a meeting pursuant to this provision constitutes presence in person at that meeting. In that event, the Executive Committee minutes relating thereto shall be dated, executed, become binding upon, and delivered to each Committee Member in the manner set forth in Subsection 5.4.B, above.

     D. The Executive Committee may act without a meeting if the action taken is approved in writing by all of the Committee Members. Any Committee Member at any time may provide in writing his approval of a request by any other Committee Member. Such written approval may be relied on by the Committee Member receiving the approval as if the approval were reflected in Executive Committee minutes prepared as of the date of such written approval, and such written approval shall be included by reference in the next Executive Committee minutes after the date of such written approval.

5.5  POWER AND AUTHORITY OF THE EXECUTIVE COMMITTEE

     In carrying out its duties hereunder, the Executive Committee, without limiting the foregoing, subject to the limitations otherwise set forth in this Agreement and subject to the powers expressly granted to Members of the Company, shall have the sole and exclusive authority:

     A. To purchase, lease, sell, maintain, refurbish, repair, and otherwise deal in any Company assets, whether real property or personal; provided, however, WVRT as operator may deal with personal property in the ordinary course of business subject to and in accordance with the terms of its Operation and Maintenance Agreement or the Approved Budget.

     B. To borrow money and, as security therefor, to encumber all or any part of the Company assets.

     C. To increase, modify, consolidate, or extend any financing whether or not secured by any Company assets.

     D. To pay or prepay any or all loans, obligations, or financing in whole or in part.

     E. To employ or engage from time to time, at the expense of the Company, persons or entities to render the types of services generally needed to accomplish Company purposes; provided, however, WVRT, as operator, may employ persons or entities to render services in the ordinary course of business subject to and in accordance with its Operation and Maintenance Agreement or the Approved Budget.

     F. To purchase or contract to purchase any and all machinery and equipment necessary to commence operation of the Project or to conduct the Business of the Company; provided, however, WVRT, as operator, may purchase machinery and equipment in the ordinary course of business subject to and in accordance with its Operation and Maintenance Agreement or the Approved Budget.

     G. To execute, acknowledge, and deliver any and all material agreements, documents, instruments, and the like and to take such other steps as are necessary to effectuate the Business of the Company, which would incur an obligation of the Company in excess of $50,000.

     H. To compromise, arbitrate, or otherwise adjust claims in excess of $10,000 in favor of or against the Company and to commence or defend litigation with respect to the Company or the assets of the Company where the amount in controversy is in excess of $10,000 as the Executive Committee, in its sole discretion, deems to be in the best interest of the Company.

     J. To make all Company decisions and elections for financial, accounting and income tax purposes, including, but not limited to, the selection of the accounting method or methods to be used by the Company for the Company's accounting and income tax purposes, the selection of depreciation methods and useful lives for the Company's property.

     K. To adopt, amend, and/or modify, as it determines appropriate, any Approved Plan and Approved Budget.

     L. To review all fees charged for services at the Project and review all contracts and agreements regarding the acceptance, transfer and/or recycling of waste; provided, however, upon the termination of the Guarantee and Indemnification Agreement described in Section 2.3.C, the Executive Committee shall have the full authority to consider, review, approve and otherwise deal with all fees charged for services at the Project and all contracts and agreements regarding the acceptance, transfer and/or recycling of waste, unless such fees or contracts and agreements have previously been approved by the Executive Committee in an Approved Budget.

     M. To review the performance of WVRT as operator of the Project or any phase thereof and WVRT's compliance with the terms of the Operation and Maintenance Agreement.

     N. To review, consider and seek to resolve any actual, potential or perceived conflict between Members or a Member and the Company.

     O. To undertake such other activities as may be delegated to the Executive Committee by the Members or pursuant to any other agreement or document.

     P.      To retain a CPA for the Company, if required or appropriate.

5.6  APPROVED PLAN

     Attached hereto as Exhibit "I" is a written development plan, setting forth in reasonable detail the anticipated financing, construction, development, installation of equipment and machinery, and other plans for Phase 1 of the Project. For any material change in Phase 1 of the Project or any subsequent phase of the Project, the Executive Committee shall develop and adopt a written plan for such material change or for such new phase. Any such plan (hereinafter an "APPROVED PLAN") shall: (i) describe all modifications to existing buildings or other improvements on the Project Site or all new buildings or other improvements to the Project Site (including architect's and engineer's preliminary drawings, plans, and specifications); (ii) set forth the estimated amounts required to meet all direct and indirect costs of developing the Project Site and constructing any phase of the Project thereon, including charges ordinarily classified as part of construction and/or development costs; (iii) set forth the terms of anticipated interim financing available for such development and construction (including a summary of the principal amounts, estimated interest expense, and estimated associated costs, such as points, appraisal, escrow and closing fees, fees for arranging such financing, and guarantee fees, if necessary); (iv) set forth a description of the machinery and equipment required for that phase or improvement to the Project and for the conduct of the Business of the Company, including an estimate of the cost of acquiring and installing such machinery and equipment; (v) set forth the long term financing anticipated to be available upon the expiration of the interim financing (including a summary of the principal amounts, interest expense, principal terms, and associated costs) and setting forth projections for the monthly cash requirements (loan draws and capital contributions, if any, shall be separately indicated) for the operation, on a calendar year basis, of the planned phase of the Project at and after construction, including estimated receipts, expenditures, and financial needs of the Company for capital and operating expenses and income; and (vi) anticipated time schedules for development of any particular phase of the Project on the Project Site. Any Approved Plan shall be reviewed by the Executive Committee at least quarterly.

5.7  APPROVED BUDGET

     By January 15 of each year, the Executive Committee shall consider and adopt an annual written budget and cash flow projections ("APPROVED BUDGET"), which the Executive Committee shall review at least quarterly, setting forth in reasonable detail the anticipated receipts and expenditures of the Company for that year and the amount and kind of expenditures which, in addition to those budgeted, may be made without further action by the Executive Committee. The Members acknowledge that they have already agreed upon a projection for the Company for 1997 as well as a capital expenditure plan for the matters associated with the commencement of Phase 1 of the Project which is attached hereto as Exhibit "J".

5.8  RETENTION OF WVRT TO OPERATE THE PROJECT

     Subject to the terms and conditions of this Agreement, the Company shall retain WVRT to operate the Project in accordance with that certain Operation and Maintenance Agreement attached hereto as Exhibit "H" as the same may be amended from time to time. WVRT shall be reimbursed in accordance with the terms of the Operation and Maintenance Agreement.

     An uncured Event of Default under the terms and conditions of this Agreement by WVRT shall also be considered an Event of Default under the Operation and Maintenance Agreement, which may be cancelled by the Company at the option of the non-defaulting Members other than WVRT.

5.9  MEMBERS PROVIDING GOODS AND SERVICES TO THE COMPANY

     A Member or an Affiliate of a Member may provide goods and/or services to the Company upon such terms and conditions as may be agreed upon by the Executive Committee but in no event shall a Member or an Affiliate of a Member charge more than its actual reasonable out-of-pocket costs and appropriate and applicable overhead expenses as agreed upon by the Company and the Member necessary to supply such goods or service with no mark-up or profit of any nature or kind. If services of individuals employed by a Member or an Affiliate of a Member are used by the Company, the Company shall pay for the time reasonably spent on the business of the Company at the actual out-of-pocket costs of the employer including a fair allocation of the benefit burden, such as social security and insurance costs associated with such employee and appropriate and applicable overhead expenses as approved by the Executive Committee.

5.10  REIMBURSEMENTS TO MEMBERS

      Except for those costs and expenses incurred pursuant to Section 5.11 below, no reimbursement to a Member in excess of $5,000.00 shall be paid, owing, due, payable, or reflected on the books and records of the Company unless and until the approval of such reimbursement has been documented in the Executive Committee minutes or is otherwise provided in an Approved Budget or in the Operation and Maintenance Agreement.

5.11  EMERGENCY COSTS AND DISBURSEMENTS

      A. Irrespective of the provisions set forth elsewhere in this Agreement, at all times during the term of the Company either Member shall have the authority, with no further approval required, to incur costs and disburse Company funds (or disburse its own funds and be reimbursed as soon as possible by the Company) in amounts up to $10,000.00 to the extent that such Member in good faith determines it necessary on an emergency basis (as defined below) to incur costs or disburse funds for the purpose of:

          1. Eliminating or avoiding any unsafe conditions on or about the Project Site;

          2.  Protecting the assets of the Company; or

          3.  Avoiding claims against the Company.

     B. "EMERGENCY" shall mean that the circumstances do not reasonably allow time for the consultation of the Executive Committee or the Members prior to the required action.

5.12  COMPANY FUNDS

     A. The Company shall maintain such checking and savings accounts as the Executive Committee shall determine appropriate and shall authorize in writing. Except as otherwise set forth herein, all funds of the Company shall be deposited only in the accounts of the Company in the Company's name, shall not be commingled with funds of either of the Members, and shall be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Members through the Executive Committee.

     B. Subject to the provisions of Section 5.11, no Member shall incur nor allow the Company to incur any cost or liability of any kind or nature other than those included in this Agreement or in the Operation and Maintenance Agreement or in an Approved Budget unless otherwise specifically agreed to in writing. Each Member alone shall be responsible for, and shall and hereby indemnifies and holds the Company and the other Member harmless from, all costs or liabilities which it causes or allows the Company to incur which are not included in this Agreement, in the Operation and Maintenance Agreement or in the Approved Budget.

5.13 RECORDS OF THE COMPANY

     On request of either Member, the other Member shall provide copies of any Company plans, maps, budgets, projections, minutes, books, contracts, accounting information and records of any kind or description (collectively "COMPANY RECORDS") in its possession or control.

5.14 EXECUTION OF DOCUMENTS

     Any deeds, options, leases, purchase agreements, covenants, conditions, and restrictions, and documents of any nature conveying, selling, obligating or encumbering all or any part of the Company's assets with a value or involving in excess of $50,000 shall require execution by Members owning more then seventy-five percent (75%) of the Percentage Interests.

5.15 RESOLUTION OF AN IMPASSE ON DECISIONS

     In the event the Members or the Executive Committee are unable to reach agreement on a particular issue or matter after good faith consideration and negotiations and there is no uncured Event of Default, a Member may submit the matter to dispute resolution as provided in Article 15 hereof or Kaiser may sell its Percentage Interest to WVRT (and the other Members if there are Members in addition to WVRT) and WVRT and the other Members, if any, shall be obligated to purchase Kaiser's Percentage Interest at the price and on the terms specified in
Section 12.2 (the "PUT RIGHT"); provided, however, there shall be no twenty percent (20%) reduction in the Purchase Price as specified in Section 12.2. If Kaiser desires to exercise its Put Right, it shall notify WVRT and any other Member in writing of its election and the procedures for determining the Purchase Price specified in Section 12.2 shall be followed except there shall be no twenty percent (20%) reduction in the Purchase Price. The closing on any such purchase shall occur on or before ninety (90) days following the date of the determination of the Purchase Price as provided in Section 12.2 except that there shall be no twenty percent (20%) discount reduction in the Purchase Price. Kaiser shall transfer all of its right, title and interest in the Company free and clear of any liens and encumbrances except for any liens and encumbrances for Company debt. Upon purchase, the purchasing Member or Members shall assume sole responsibility for all Company debt, and shall seek to have the guarantee of Kaiser or an Affiliate of Kaiser for Company debt terminated and shall indemnify Kaiser against all Company liabilities. It is recognized that the purchasing Member or Members may not be able to obtain the release of Kaiser and its Affiliates from third party liabilities. In such event, the purchasing Member or Members shall pledge to Kaiser its entire Percentage Interest to secure the purchasing Member's obligation to indemnify Kaiser from all Company obligations including third party obligations. However, Kaiser's indemnification obligations provided in Section 2.2.C. of this Agreement shall survive the transfer of its interest in the Company.


                        ARTICLE 6 - MEETINGS OF MEMBERS

6.1  MEETINGS OF MEMBERS

     All meetings of Members shall take place at the executive offices of the Company. The Members are authorized to designate from time to time, a place or places other than that specified above as the place for meetings of the Members. At the annual meeting, Members may elect Managers (if any), consider reports of the affairs of the Company, and transact any other business that is within the powers of the Members. Notice of any annual meeting shall be sent to each Member at least thirty (30) days prior to the date of the annual meeting. The Executive Committee shall determine the date of any annual meeting. Any Member may call a special meeting by giving at least ten (10) days written notice to all other Members. The notice must specify the date, time, and place of the special meeting and the purpose for calling the meeting. Notice of the meeting must be sent no later than ten (10) days prior to the date of the meeting. A Member may waive notice of an annual or special meeting prior to or after a Members meeting.

6.2  QUORUM

     At all meetings of the Members, Members owning at least seventy-five percent (75%) of the Percentage Interests of the Company shall constitute a quorum.

6.3  ACTIONS BY MEMBERS AND VOTING RIGHTS

     Any action of the Members of record is effective if Members owing at least seventy-five percent (75%) of the Percentage Interests vote to adopt the action at a meeting at which a quorum of Members is present except that a vote of Members representing more than eighty-nine percent (89%) of the Percentage Interests eligible to vote on a matter shall be required to approve all of the following if they should come before the Members: (a) any capital call; (b) any expenditure or borrowing of funds in excess of $25,000, unless such funds have been pre-approved as a part of the Approved Budget or other previous action of the Executive Committee; and (c) any sale or transfer of any Company asset with a fair market value of $100,000 or greater. The voting rights of the Members are to be distributed in proportion to each Member's Percentage Interest. Upon the occurrence of an uncured Event of Default, the defaulting Member shall have no right to vote concerning any matter at a meeting of Members and a vote of the majority of the Percentage Interests held by non-defaulting Members may approve items before the meeting, except that a defaulting Member shall have the right to vote on matters involving an item of business which requires approval of Members representing more than 89% of the Percentage Interests as specified in the first sentence of this Section 6.3.

6.4  ACTION BY CONSENT WITHOUT MEETING

     Any action permitted to be taken by the Members may be taken without a meeting if all Members individually or collectively consent by signing a written approval of the action. Any action by written consent shall have the same force and effect as a unanimous vote of the Members.

6.5  RECORD DATE

     Only persons whose names are listed as Members in the official records of the Company ten (10) days before any meeting of the Members are entitled to notice of or to vote at that meeting.

6.6  VOTE BY PROXY

     Members may vote either in person or by proxy. Proxies must be executed in writing by the Members. A telegram, cablegram, or similar transmission by the Member or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by a Member is deemed an execution in writing for purposes of this Agreement.


                         ARTICLE 7 - PROFITS AND LOSSES

7.1  PERCENTAGE OF INTEREST IN THE COMPANY

     Subject to Section 3.4 above, the Members' respective interests in the Company ("PERCENTAGE INTERESTS") shall be as follows:

                                Kaiser      50%
                                WVRT        50%

7.2  ALLOCATION OF PROFITS AND LOSSES

     The Company's taxable profits and losses shall be allocated to the Members in accordance with Exhibit "G" attached hereto.


                 ARTICLE 8 - DISTRIBUTIONS OF CASH AND ASSETS

8.1  DISTRIBUTION OF CASH

     A. In all cases (except as specified in Sections 8.4 and 8.5 and except from the liquidation of the Company following a dissolution of the Company), the net cash proceeds of the Company from any and all sources, including without limitation those resulting from the sale, exchange, condemnation (or similar eminent domain taking), casualty, or other disposition of all or any part of the Project or the Project Site or any other asset owned by the Company or from cash funds from the operation of the Company, shall be distributed and applied in the following order of priority;

          1.      FIRST, to the payment of all debts and liabilities of the
                  -----
Company to third parties then due.


          2.      SECOND, to the setting up of any reserves which the Executive
                  ------
Committee deems reasonably necessary for contingent or unforeseen liabilities or obligations of the Company or for working capital or capital improvements and replacements or otherwise.

          3.      THIRD, to any expended but unreimbursed costs or disbursements
                  -----
owing to the Members.


          4.      FOURTH, to the payment of interest and other charges then due,
                  ------
and then principal payments then due, owing on any loans from any Member to the Company.


          5.      FIFTH, fifty percent (50%) of the balance of the net cash
                  -----
proceeds, to the payment of any unpaid advances made pursuant to the terms of the Guaranty and Indemnification Agreement specified in Section 2.3.C.


          6.       SIXTH, to the Members in proportion to their respective
                   -----
Capital Accounts in the company until their Net Capital Investments in the Company have been returned in full.

          7.      SEVENTH, to all Members in accordance with their respective
                  -------
Percentage interests in the Company.

     B. The net cash proceeds of the Company from the liquidation of the Company's assets following a dissolution of the Company shall be distributed as provided in Section 13.2.

     C. For purposes of this Agreement, the term "NET CAPITAL INVESTMENT IN THE COMPANY" shall mean, with respect to each Member, such Member's aggregate contributions to the capital of the Company reduced by distributions made to such Member pursuant to Subsections 8.1.A.6 or 8.1.B above and pursuant to
Section 8.4 below. Net Capital Investment in the Company shall not include any Member's loan to the Company or any advances made under the terms of the Guaranty and Indemnity Agreement specified in Section 2.3.C.

     D. The Members shall cooperate in the management of cash resources of the Company in an effort to provide sufficient cash distribution to the Members to meet each Member's cumulative net cash income tax liability resulting from the activities of the Company.

8.2  RESTRICTIONS ON DISTRIBUTIONS

     Distributions of cash or assets other than cash shall be made monthly. However, no distributions shall be made to the Members if: (i) immediately after such distribution, the Company's assets will not exceed all current liabilities (as defined under generally accepted accounting principles) of the Company; (ii) the Company is in default with respect to any material indebtedness or liability of the Company or; (iii) the Executive Committee determines that such distribution will in any way jeopardize or limit the business of the Company.

8.3  DISTRIBUTION OF ASSETS OTHER THAN CASH

     Distributions of Company assets other than Cash shall be divided among the Members in accordance with the provisions of Subsection 8.1.A. If the Members cannot agree as to the value of assets other than cash to be distributed, the value of such assets shall be determined by the appraisal procedures described in Section 12.2.

8.4  DISTRIBUTION OF ANTICIPATED ORIGINAL BOND FINANCING/PROCEEDS

     The Company currently anticipates that it will have available the proceeds from a taxexempt bond financing to pay costs related to the development, construction and equipping of Phase 1 of the Project and related off site improvements. A portion of these proceeds will be distributed or repaid to the Members as the Executive Committee shall determine.

8.5 DISTRIBUTIONS OF CASH IN THE EVENT OF THE ACCELERATION OF A COMPANY OBLIGATION DUE TO THE DEFAULT OF A GUARANTOR

     As briefly described in Section 8.4 above, the Company anticipates obtaining the proceeds of a tax-exempt bond financing to pay costs related to the development, construction and equipping of Phase 1 of the Project. In connection with obtaining the tax-exempt and other financing for Phase 1 of the Project, guarantees will be required by KVI and Kaiser (collectively the "KAISER GROUP") and by WVRT, BWI, Cole Burr, Tracy A. Burr, Cole Burr and Tracy Burr as co-trustees of the Cole and Tracy Burr Family Trust UAD 2/5/93, Edward G. Burr and Sandra L. Burr (collectively the "BURR GROUP"). Certain events of default by the Kaiser Group as a guarantor or the Burr Group as a guarantor could trigger an event of default under the terms of any loan agreement, reimbursement agreement, deed of trust, security agreement or other similar agreement or document that the Company may have with a lending party or financial institution which could in turn cause an acceleration of one or more of the Company's obligations. Upon the occurrence of an event by the Kaiser Group or the Burr Group which is an event of default under the terms of any loan, reimbursement agreement, deed of trust, security agreement or other similar agreement or document that the Company may have with any lender or financial institution which in turn triggers an acceleration of any obligation of the Company, the amount advanced, contributed or paid for or on behalf of such Company obligation shall be considered a Member loan for purposes of the distribution of cash. Accordingly, the amount, advanced, contributed or paid for a Company obligation under the circumstances described under this Section 8.5 by: (i) the Burrtec Group under the terms of any Burrtec Group guarantee for such obligation shall, provided that any person or entity named above as part of the Burrtec Group did not cause the Company's event of default, be deemed for purposes of the priority of the distribution of cash pursuant to Sections 8.1 and 13.2 as a loan from a Member to the Company that is immediately and fully payable prior to the payment of any other Member loan; and/or (ii) the Kaiser Group under the terms of any Kaiser Group guarantee for such obligation shall, provided, that any entity named above as part of the Kaiser Group did not cause the Company's event of default, be deemed for purposes of the priority of distribution of cash pursuant to Section 8.1 and 13.2 as a loan from a Member to the Company that is immediately and fully payable prior to the payment of any other Member loan.
For example, if the bankruptcy or insolvency of one of the companies composing the Kaiser Group is an event of default under the terms of a loan agreement, reimbursement agreement or other similar agreement that the Company may have with a lender or financial institution, and such event occurs triggering the acceleration of a Company obligation guaranteed by the Burr Group, any amount paid, advanced or contributed by the Burr Group as guarantor of such obligation shall be deemed to be for purposes of cash distributions as a loan from a Member to the Company and Kaiser as a member of the Kaiser Group would not receive any cash distributions from the Company unless they were for a purpose with a higher priority of distribution than a Member loan, until the Burr Group is fully repaid.


                     ARTICLE 9 - ACCOUNTING AND TAX MATTERS

9.1  BOOKS OF ACCOUNT

     The Executive Committee shall have the authority as an expense of the Company, to retain a certified public accountant ("CPA") in order to furnish such accounting, budgeting, and record keeping services as determined by the Executive Committee so that the Company shall have full and complete information available concerning the economic status of the Company, its costs and revenues, and projections concerning future economic performance and profitability. To that end, complete, true, and accurate books of account, budgets, projects, and records of the Company shall be maintained at the place of business of the Company. Said books of account, budgets, projects, and records shall be maintained in accordance with generally accepted accounting principles. All of such financial records of the Company are sometimes herein referred to collectively as "BOOKS" or "BOOKS OF ACCOUNT" of the Company. WVRT and Kaiser acknowledge that kaiser shall initially be responsible for keeping the Books or Books of Account for the Company although WVRT shall have responsibilities pursuant to the Operation and Maintenance Agreement.

9.2  GENERAL ACCOUNTING PROVISIONS

     A. The Books of Account shall be maintained, and Profit and Loss shall be calculated, based on generally accepted accounting principles.

     B. If a question should arise as to an accounting method or procedure to be used relative to any aspect of the accounting for the Business of the Company, and if such question cannot be resolved by reference to a specific provision set forth herein, such question shall be resolved by utilizing the method or procedure which the Company's CPA, in his or her reasonable discretion, determines is prudent or proper accounting for the Company.

     C. The fiscal year of the Company for tax and financial accounting purposes shall be determined by the Executive Committee based upon the advice of the Company's CPA.

9.3  FINANCIAL STATEMENTS

     A. The Books and records of the Company shall be available for inspection and audit by any Member or its agents at any reasonable time after reasonable notice has been given.

     B. The Executive Committee shall file or cause to be filed the Company tax returns.

     C. The Executive Committee, at the expense of the Company, at any time and from time to time, may select any accounting firm to perform such special audits or accounting as the Executive Committee, in its sole discretion, determines to be necessary.

9.4  ELECTIONS

     A. At the request in writing from either Member, the Company shall file an election under Section 754 of the Code; provided, however, that the Member making such request shall bear any additional bookkeeping and accounting costs resulting from such election.

     B. The tax attributes as to any property contributed by a Member to the Company shall be allocated in accordance with Section 704(c) of the Code.

     C. The Company shall make or refuse to make other elections or determinations required or permitted for federal or state income tax or other tax purposes, as the Executive Committee shall determine. It is the objective of the Members to minimize on a cumulative basis both federal and state income taxes of the Members, and required elections (where alternatives are available under the applicable tax law) shall be made to achieve that objective.


                     ARTICLE 10 - RELATIONSHIP OF PARTIES

     Kaiser and WVRT each agree that they will operate the Project and may develop and operate other waste recycling and recovery facilities within the Territory only as part of this Company or some other business entity between them and that they and their Affiliates may not engage in any business enterprise in the Territory to the material detriment of the Company without offering such opportunities to the Company or the other Member. In addition, notwithstanding the foregoing, either Member may engage in business opportunities other than the recycling, waste transfer station and material recovery facility business in any location, and such Member need not offer such business or investment opportunities to the Company or any other Member, but may take advantage of such opportunities for its own accounts or for the account of other enterprises with which it may be associated. (For example, WVRT may engage in the waste collection business at any location, and need not offer such business opportunity to the Company, subject to Section 2.5 above. Similarly, Kaiser or its Affiliates may participate in activities related to the Eagle Mountain Landfill (other than recycling, a waste transfer station, or a materials recovery facility in the Territory) and need not offer any such business opportunity to the Company.) In addition, any Member or its Affiliates may engage in a business opportunity (including the recycling, waste transfer station and the material recovery facility business) outside the Territory, and such Member need not offer such business or investment opportunity to the Company or the other Member, but may take advantage of such other opportunities for its own accounts or for the account of other enterprises with which it may be associated. Furthermore, (a) if after a Transfer, as defined in Section 11.1 below; a person or entity that is not an Affiliate of an existing Member becomes a new Member ("NEW MEMBER"); or (b) upon a Transfer a new person or entity controls a Member ("CONTROLLING PERSON"); and the New Member or the Controlling Person owns or operates prior to becoming a New Member or prior to becoming a Controlling Person a business similar to the project (recycling, waste transfer station and/or material recovery facilities), neither the Company nor any other Member shall have any right to participate in such business enterprise and such New Member or Controlling Person shall be allowed to continue in such existing business enterprise.

     Upon any Transfer of a Member's interest in the Company, except as provided in the paragraph immediately above, the Transferring Member shall not engage in a waste transfer station or a materials recovery facility or both in the Territory for a period of five (5) years following the Transfer. In addition, any Transfer of a Member's interest in the Company shall be subject to any obligations contained in any third party financing documents.


               ARTICLE 11 - TRANSFER OF INTERESTS IN THE COMPANY

11.1  RESTRICTIONS AGAINST TRANSFER

      Subject to Section 11.2, no Member shall sell, assign, convey, or otherwise transfer all or any part of its interest in the Company or any legal or beneficial right therein, whether voluntarily, by operation of law, by gift, or otherwise (collectively, "TRANSFER"), without the prior written approval of all other Members, which consent shall not be unreasonably withheld. in addition, subject to the exceptions described herein, a Transfer shall be deemed to have occurred if with respect to any Member or any permitted transferee of an interest in the Company or any entity which directly or indirectly controls such a Member or permitted transferee (collectively a "TRANSFEROR"): (i) there shall be consummated any consolidation or merger of such Transferor with another corporation or entity and as a result of such consolidation or merger less than 50 percent of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the stockholders of the Transferor as the same shall have existed immediately prior to such consolidation or merger; (ii) any sale, lease, exchange, or other transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Transferor; (iii) the liquidation or dissolution of the transferor; or (iv) any "person" (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 35% percent or more of the Transferor's outstanding common stock. Notwithstanding the foregoing: (i) a Member may Transfer its interest in the Company to any affiliate of such Member; and (ii) there shall be no restriction on the Transfer nor shall there be deemed a Transfer in connection with the sale, assignment, conveyance or other transfer of stock in KVI unless the sale or other transfer of stock in KVI results in KVI being controlled directly or indirectly or under common control with or by a person or entity which is directly or indirectly meaningfully engaged in the waste management business at the time of the change of control in which case the provisions of 11.3 shall be applicable. Any purported Transfer in violation of the provision of this Agreement shall be void and ineffectual, shall not operate to convey any right, title, or interest in or to the purported transferee, and shall give the other Member a right to purchase the Company interest of the Member attempting to Transfer its Company interest for the price and under the terms set forth in Section 11.2 below.

11.2  RIGHT OF FIRST REFUSAL

      If any Member receives an offer, whether or not solicited by such Member, from a person not then a Member to acquire all or any portion of such Member's interest in the Company, and if such Member is willing to accept that offer, such Member shall give written notice to the other Member of the amount and terms of the offer, the identity of the proposed transferee, and such Member's willingness to accept the offer ("OFFER NOTICE"). The other Member shall have the option, within sixty (60) days after receipt of the written notice, to acquire the designated interest of such

Member on the same terms and conditions and for the same price as those contained in the offer or at the appraised value of the selling Member's interest as calculated in pursuant Section 12.2, except there shall be no reduction in the appraised value by twenty percent (20%) of the appraisal price. If the Member elects to purchase the transferring Member's interest in the Company at appraised value, which election must be made prior to commencement of the appraisal process, the purchasing Member shall pay all the costs of the appraisal. If the other Member does not elect to acquire the entire interest offered within 60 days after receipt of said notice, the Member desiring to Transfer its interest in the Company may Transfer its interest in the Company to the proposed transferee upon the terms and at the same price contained in the notice only. In the event the ownership interest or specified portion thereof is not sold within a six (6) month period following the expiration of the period in which the non-selling Member has the option to purchase upon the terms set forth in the notice of the proposed transfer, such ownership interest or the specified portion thereof shall thereafter again be subject to the right of first refusal procedures set forth in this Agreement. In addition, if there is a change in the price or a material change in the other terms of the proposed sale, the right of first refusal procedures in this Agreement shall again be applicable. If any interest in the Company is Transferred pursuant to this Section 11.2, the Capital Account of the Transferor that is attributable to such interest in the Company shall carry over to and shall be assumed by the transferee.

11.3  CHANGE IN CONTROL OF KVI OR BWI

      A. If there is a Transfer or deemed Transfer by or with respect to KVI or Kaiser, as defined in Section 11.1 above, but without consideration of clause
(ii) of the next to the last sentence of Section 11.1. Kaiser shall give written notice thereof to the other Members within ten (10) days and all Members other than Kaiser shall have the option to purchase Kaiser's interest in the Company for sixty (60) days after the date that Kaiser gives the written notice at the appraised value of Kaiser's interest in the Company calculated pursuant to
Section 12.2, except there shall be no reduction by twenty percent (20%) in the Purchase Price as determined pursuant to Section 12.2. The purchasing Member shall purchase all, and not less than all, of Kaiser's interest in the Company. Such option shall be exercised, if at all, in writing within the sixty (60) day period specified herein with the closing to occur no later than one hundred eighty (180) days following the date of the giving of the written notice by Kaiser upon the terms and conditions specified in Section 12.2. The non-complete provisions of the last paragraph of Article 10 shall apply to the extent provided therein.

      B. If there is a Transfer or deemed Transfer by or with respect to BWI or WVRT as defined in Section 11.1 above, but without consideration of clause (ii) of the next to the last sentence of Section 11.1. WVRT shall give written notice there of to the other Members within ten (10) days and all Members other than WVRT shall have the option to purchase WVRT's Percentage Interest in the Company for sixty (60) days after the date of the that WVRT gives the written notice at the appraised value of WVRT's Percentage Interest calculated pursuant to Section 12.2, except there shall be no reduction by twenty percent (20%) in the Purchase Price as determined pursuant to Section 12.2. The purchasing Member shall purchase all, and not less than, all of WVRT's Percentage Interest in the Company. Such option shall be exercised, if at all, in writing within the sixty
(60) day period specified herein with the closing to occur no later than one hundred eighty (180) days following the date of the giving of the written notice by WVRT upon the terms and conditions specified in Section 12.2. The non-complete provisions of the last paragraph of Article 10 shall apply to the extent provided therein.

11. 4  OTHER RESTRICTIONS

       The Members acknowledge that restrictions other than those specified in this Article 11 may be applicable to the transfer of a Member's interest in the Company including, but not limited to, compliance with applicable securities law and restrictions imposed pursuant to third party financing documents.


                         ARTICLE 12 - EVENT OF DEFAULT

12.1  EVENT OF DEFAULT DEFINED

     A. Any of the following events shall constitute an "EVENT OF DEFAULT" hereunder:

             1. The material breach by either Member of any term, provision, or covenant contained in this Agreement including without limitation, a Member's obligation to make an Additional Capital Contribution pursuant to Section 3.3 above.

             2. The occurrence of any of the prohibited Transfers specified in
Section 11.1.

             3. Either Member shall commence a voluntary case under any applicable state or federal bankruptcy, insolvency, or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in any involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, or sequestrator (or similar official) of such Member, or for any substantial part of its property, or shall make any general assignment for the benefit of creditors shall take any action in furtherance of any of the foregoing.

             4. A court having jurisdiction shall enter a decree or order for relief in respect of either Member in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or similar official) of such Member, or for any substantial part of its property, or order the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days.

     B. Should an uncured Event of Default occur, the non-defaulting Member, in addition to any other rights it may have at law, in equity or pursuant to Section 11.2 or Article 12 hereof, may advance the defaulting Member's share of the required additional capital, or may cause an uncured non-monetary default to be remedied. Any costs associated with same may, at the option of the non-defaulting Member be considered a loan to the Company which shall be repaid by the Company at a default rate of two percent (2%) per annum over the Union Bank of California reference rate as announced from time to time, but in no event greater than the maximum rate permitted by California law. Any such interest shall be deducted from the defaulting Member's Capital Account.

     C. If an event occurs which would be an Event of Default but which can be cured, and if a cure is effected within thirty (30) days after the defaulting Member's receipt of written notice expressly asserting the occurrence of the Event of Default ("NOTICE OF DEFAULT") or, in the case of a non-monetary default, if the same cannot reasonably be remedied within 60 days after the receipt of the Notice of Default, if the defaulting Member commences remedial efforts within said 60-day period and thereafter diligently prosecutes said cure to completion within a reasonable time period, which in no event shall be more than 180 days from the receipt of such Notice of Default, such event shall not constitute an Event of Default.

12.2 PURCHASE OF A MEMBER'S INTEREST IN THE COMPANY UPON THE OCCURRENCE OF AN EVENT OF DEFAULT (APPRAISAL)

     A.      ELECTION TO PURCHASE.

             In accordance with the provisions set forth below, at any time that an uncured Event of Default (as defined in Section 12.1. above) has occurred, the non-defaulting Member (hereinafter "PURCHASER") may initiate (by notice to the other Member) a procedure whereby it can purchase all of the interest in the Company of the defaulting Member. Any such election by the Purchaser shall be made by giving notice (the "PURCHASE NOTICE") to the other Member (hereinafter "SELLER") that the Purchaser desires a determination of the purchase price of the Seller's interest in the Company. The Purchase Notice must be delivered to the Seller within 30 days after the Event of Default has occurred. The Purchaser also may include in the Purchase Notice a statement of its opinion of the value of the assets of the Company ("STATEMENT OF VALUE"). If the Purchase Notice includes a Statement of Value, the Seller, within 20 days after its receipt of the Purchase Notice, by written notice to the Purchaser, may accept the Statement of Value as the value of the assets of the Company, in which event, the provisions hereunder regarding the use of appraisers shall be disregarded and the Statement of Value shall be submitted to the Company's CPA, who shall determine the purchase price for the Seller's interest in the Company ("PURCHASE PRICE") in accordance with Section 12.2.E.2 below. If the Seller does not accept the Statement of Value as described above, the Purchase Price shall be determined in accordance with the terms of Subsections 12.2.B through 12.2.G below.

             After delivery of the Purchase Notice, the Company shall take no actions nor continue any activities beyond the ordinary course and scope of the Company's business, without the written approval of both Members given after the date of delivery of the Purchase Notice.

     B.      APPOINTMENT OF APPRAISERS.

             Within ten days after the termination of the 20-day period described in Section 12.2.A above, the Purchaser shall appoint and pay for an appraiser. Within 15 days after receiving notice of such appointment, the Seller also shall appoint and pay for an appraiser. Each appraiser appointed for this purpose:

             1. Shall have had at least five years full-time experience appraising properties and businesses in California which shall include substantial experience in appraising properties and businesses in the solid waste industry; and

             2. Shall not have been associated, retained, or employed by nor have acted in any capacity for the Company or either of the Members (or any officer, stockholder, or Affiliate of the Members) for a period of ten (10) years immediately prior to the appointment.

     The appointment of an appraiser by the Purchaser and the Seller shall be evidenced by written notice to the other Member stating the name, address, and qualifications of the appraiser so appointed.

     C.      FAILURE TO APPOINT APPRAISER.

             If either the Purchaser or Seller fails to appoint an appraiser within the 15-day period described in Subsection 12.2.B, the Company's CPA, upon the request of the other Member, shall appoint an appraiser for such party failing to appoint, who shall bear the costs and expenses of that appraiser. If, after the appraisers for the Purchaser and the Seller have been appointed, an appraiser fails to complete the appraisal assignment according to the procedures and time limits set forth herein, the CPA may either extend the time period for the completion of the assignment or appoint a substitute appraiser(s) to complete the necessary appraisal assignment (whichever the CPA determines is appropriate). If the CPA fails to act diligently to appoint an appraiser as set forth herein, the Purchaser or Seller, as the case may be, may apply to the presiding judge of the San Bernardino Superior Court for the selection of the necessary appraiser for the Seller.

     D.      INSTRUCTIONS TO APPRAISERS/CPA.

             Within ten days after the appointment of the last of the two appraisers, the Purchaser and Seller concurrently shall provide to each appraiser, in writing, the information and instructions set forth below and such other information and instructions as the parties mutually deem appropriate.

             1. As the date of value for the appraisals ("APPRAISAL DATE"), the appraisers shall use the last day of the calendar month during which the uncured Event of Default occurs.

             2. The appraisers shall be provided with legal descriptions, title reports, maps, plans, cost information, statements of profit and loss, revenue projections, annual and quarterly financial statements, and such other factual information as the appraisers, the Purchaser or the Seller may request.

             3. The appraisers each shall be instructed to form a separate opinion of the most probable net sale price on a going concern basis considering, among other things, such items as tonnage of waste transferred, waste commitment contracts, and other items pertinent to the waste hauling and handling industry (after deducting an allowance for normal sales costs) of all of the assets of the Company (hereinafter referred to as "OPINION OF VALUE"). For purposes of this Section 12.2, the term "ASSETS" includes all real and personal property owned by the Company, including, but not limited to, accounts receivable, certificates of deposit, savings and checking accounts, and goodwill.

             4. The appraisers shall assume that the assets of the Company are free and clear of all monetary liens or encumbrances.

             5. The appraisers shall assume that the assets of the Company will be sold on a going concern basis at a price which will attract a buyer who is willing and able to purchase with no financing provided by the Company.

             6. The Opinion of Value of the assets of the Company shall reflect a listing and sales period of not more than 12 months.

             7. The appraisers each shall report their separate Opinion of Value of the assets of the Company to both the Purchaser and Seller in writing within 120 days after the Appraisal Date.

             8. The appraisers shall be encouraged (but not required) to communicate with each other and share factual information bearing on the appraisal assignment including any third party purchase offer.

             9. Each appraiser shall include with each Opinion of Value a detailed description of the assets of the Company and such appraiser's written comments as to the characteristics of such assets of the Company which influence his Opinion of Value but need not include any documentation or explanation as to how the appraiser formed his Opinion of Value or the relative weight the appraiser placed on each of the characteristics of said assets of the Company.

             Concurrent with the foregoing instructions given to the appraisers, the Purchaser shall request that the CPA, at the expense of the Company, furnish to both Purchaser and Seller a written accounting of the Existing Debt of the Company, as described in Subsection 12.2.E.2.(b) below, as of the Appraisal Date.

     E.      APPRAISED VALUE.

             1. After both Purchaser and Seller have received each appraiser's Opinion of Value of the assets of the Company (formulated and submitted according to the procedures and agreements set forth herein), a single Opinion of Value ("APPRAISED VALUE") shall be determined in the following manner:

             (a) If the amount of the lower Opinion of Value is higher than 75 percent of the amount of the higher Opinion of Value, the average of the two Opinions of Value shall be the Appraised Value of the assets of the Company.

             (b) If the amount of the lower Opinion of Value is less than 75 percent of the amount of the higher Opinion of Value then the two appraisers will select a third appraiser (which appraiser shall have the qualifications described in Subsection 12.2.B above and shall be given the same instructions as described in Section 12.2.D above). If the two appraisers are unable to agree on the selection of the third appraiser within ten days after both Opinions of Value have been delivered to the Purchaser and Seller, the CPA shall select the third appraiser, who shall have the qualifications set forth in Subsection 12.2.B above and who shall be given the same instructions as described in Subsection 12.2.D above. The third appraiser shall reach an Opinion of Value in accordance with the terms hereof. The Opinion of Value of the third appraiser shall be final and conclusive and shall be the Appraised Value. Notwithstanding the foregoing, if the third appraiser's Opinion of Value is higher than the higher Opinion of Value of the first two appraisers, then the higher Opinion of Value of the first two appraisers shall be the Appraised Value. If the third appraiser's Opinion of Value is lower than the lower Opinion of Value of the first two appraisers, then the lower Opinion of Value of the first two appraisers shall be the Appraised Value.

          2. The Appraised Value (or the accepted Statement of Value, as the case may be) shall be submitted to the CPA, who, in turn, shall determine the Purchase Price as soon as possible after he or she has been advised of the Appraised Value. The Purchase Price shall be 80 percent of the amount, which would be received by the defaulting Member upon liquidation of the Company.
Such determination shall be made by treating the Appraised Value as the gross amount received by the Company upon hypothetical liquidation of all of its assets, and by allocating to the Members' Capital Accounts the hypothetical Profits and Losses which the Company would recognize upon such hypothetical liquidation, after payment of the Company's Existing Debt. If, after adjustment of the Members' Capital Accounts to reflect the allocation of Profits and Losses to the Members upon such hypothetical liquidation, the defaulting Member would have a deficit Capital Account balance, the Purchase Price shall be zero, and the defaulting Member unconditionally shall be obligated to restore the tentative deficit to the Company concurrently with closing of the sale of the defaulting Member's interest in the Company. Immediately upon determining the Purchase Price, the CPA shall provide both Members written notice ("PRICE NOTICE") setting forth the following information:

                  (a) The Opinion of Value of each appraiser and the Appraised Value.

                  (b) AN ACCOUNTING OF THE "EXISTING DEBT." For purposes of this
                      -----------------------------------
agreement, the term "EXISTING DEBT" shall mean the total of all monetary liens, encumbrances, or debts of any kind or description relating to the Company's assets or the Business of the Company, other than indebtedness reflecting the Capital Accounts (equity interests) of the Members, as of the Appraisal Date and shall consider and incorporate as appropriate provisional or contingent liabilities of the Company consistent with Financial Accounting Standards Board Release No. 5.

                  (c) The Seller's Purchase Price, determined in accordance with Subsection 12.2.E.2, together with a summary of the CPA's method of calculating said Purchase Price.

     F.      PRICE AND TERMS.

             The amount and terms of the payments and other consideration to be paid by Purchaser to Seller at the time of Closing shall be as follows:

             1. Purchaser shall assume (if possible or, if assumption will not be allowed by the obligee, Purchaser shall take the Seller's interest in the Company subject to) all Existing Debt of the Company.


             2. As of the date of the Closing, the Purchase Price shall be adjusted to reflect settlement of all debts (if any) between the Members and between the Seller and the Company. Concurrently with the transfer of title and ownership of Seller's interest in the Company, an amount equal to the Purchase Price, as described in Subsection 12.2.E.2, and as adjusted in accordance herewith, shall be paid to the Seller, subject to the provisions of Section 12.G.1. below.

             3. The Purchaser shall use its best efforts to cause the Seller to be released from any liability for all Company loans, debts, and other obligations. The Purchaser shall indemnify and hold harmless the Seller from all damages, costs, and expenses, including reasonable attorneys' fees and costs, arising in connection with or resulting from any liabilities, debts, and obligations of the

Company except those which were unknown to the Purchaser but were known to the Seller and which the Seller failed to disclose to the Purchaser.

     G.      CLOSING.

             1. The Members shall meet and exchange documents and pay any amounts due and otherwise take all actions necessary to conclude the transaction set forth herein (the "CLOSING"). The closing of the purchase and sale shall occur at the place of business of the Company or such other location as maybe mutually agreed upon, at 1:00 p.m. on the 30th day after the date of the delivery of the Price Notice unless that day is a weekend or national or state holiday and, in that event, on the next business day. At the Closing, the Seller shall deliver to the Purchaser a duly executed and acknowledged assignment of Seller's interest in the Company and, upon the request of the purchaser, Concurrently therewith or at any time and from time to time thereafter as requested by the Purchaser, Seller shall execute and deliver such other documents and the Company records as the Seller may have in its possession or control and that Purchaser determines are necessary or desirable to conclude the Closing and to transfer ownership, title, and control of the Company assets and the Business of the Company and otherwise to allow the Purchaser to complete the Project or otherwise develop, use, sell, rent, or dispose of the assets of the Company. The Seller shall make all Company records, contracts, and documents available to the Purchaser for its reasonable inspection and copying. If requested by either the Seller or the Purchaser, the Seller and the Purchaser shall in good faith negotiate other terms for the purchase and sale; provided, that if no agreement is reached by the Parties, the Purchaser shall deliver to the Seller a certified or cashier's check for the amount of the cash consideration and shall deliver any other consideration to be paid by the Purchaser and any other documents necessary from the Purchaser to conclude the Closing.

             2. At the Closing, the Members shall conclude a settlement of the purchase and sale of the Seller's interest in the Company, and all debts (if any) between the Seller and the Purchaser or either of them and the Company (including, but not limited to, loans for Capital Contributions made pursuant to Section 3.4).

     H.      SPECIFIC ENFORCEMENT.

             The Members agree that they have taken care to provide fair and adequate remedies upon an Event of Default. Therefore, each Member agrees that damages would be an inadequate remedy and that specific performance or injunctive relief may be granted to compel compliance with this Section 12. In addition, the defaulting Member shall pay all costs, including reasonable attorneys' fees, incurred by the non-defaulting Member in enforcing the provisions of this Section 12.


                            ARTICLE 13 - TERMINATION

13.1  DEFINITIONS

      A. The term "TERMINATION NOTICE" shall mean the delivery of a notice by one Member to the other, electing to terminate the Company, which election shall only be made in accordance with the provisions and procedures set forth herein when permitted pursuant to Section 13.3.

     B. The term "TERMINATION ELECTION DATE" shall mean the date of delivery of a Termination Notice.

     C. The term "TERMINATION PERIOD" shall mean the period of time commencing with delivery of a Termination Notice from one Member to the other Member and ending with the rescission of the termination notice or a final settlement between the Members and between the Members and the Company, whichever shall occur first.

13.2  PROCEDURE UPON TERMINATION

      Upon termination of the Company as herein provided, the Company shall engage in no further business thereafter other than that necessary to wind up the business and distribute the assets or such other business as the Executive Committee shall determine and authorize in writing. Upon a termination of the Company for any reason, the Members through the Executive Committee shall act as liquidator to wind up the affairs of the Company and liquidate its assets except as provided in Section 13.4 below. The Members shall continue to divide Profits and Losses and distributable cash during the winding-up period in the same ratio and on the same priorities as provided under Article II of Exhibit "G" attached hereto. Notwithstanding the foregoing, the Members through the Executive Committee may elect to continue to the business of the Company in order to achieve a "going concern" value for the sale of the business, but such continuation of the Company shall be for the sole purpose of seeking to maximize the sales price of the Company. The proceeds from the liquidation of the Company shall be applied in the following order:

     A. FIRST, to the payment of debts, liabilities and loans of the Company other than debts, liabilities and loans payable to Members;

     B. SECOND, to the setting up of any reserves which the Executive Committee may deem necessary for any contingent or unforeseen liabilities or obligations of the Company;

     C. THIRD, to any expended but unreimbursed costs and expenses owing to the members other than any Guaranty Advances;

     D. FOURTH, to the payment of interest and other charges, and then principal, owing with respect to any loans from any Member to the Company;

     E. FIFTH, to the Members within 90 days after liquidation, prorata in accordance with the Members' respective positive Capital Account balances, as determined after taking into consideration all Capital Account adjustments for that company fiscal year (other than those made necessary due to transactions required by this Section 13.2.E and Section 13.2.G below), until their net positive Capital Accounts have been paid in full;

     F. SIXTH, to the payment of any unpaid advances made pursuant to the terms of the guaranty and indemnification Agreement specified in Section 2.3.C;

     G. SEVENTH, to all Members in accordance with their respective Percentage interests in the Company; and

     H. EIGHTH, immediately following the allocation of Profits and Losses pursuant to Exhibit "G" attached hereto and liquidation of the interests of all Members, each Member with a deficit balance in its Capital Account, as determined after taking into consideration all Capital Account adjustments for that Company taxable year (other than those made necessary due to transactions required by this Subsection 13.2.H), unconditionally shall be required to restore the amount of such deficit balance to the Company within 90 days after liquidation. Any funds received by the Company pursuant to this Subsection 13.2.H shall be paid according to Sections 13.2C through 13.2.G above.

13.3 ELECTION TO TERMINATE

     Upon the occurrence of an Event of Default as set out in Section 12.1.A, which is not cured as provided in Section 12.1.C, the non-defaulting Member may elect to terminate the Company by delivering a Termination Notice to the other Members.

13.4  CONFLICT BETWEEN ARTICLE 11 AND SECTIONS 12.2 AND 13.3

      After a Transfer of the Company's interest has been commenced pursuant to
Article 11, a Purchase Notice has been delivered pursuant to Section 12.2, or a Termination Notice has been delivered pursuant to Section 13.3, neither Member may interfere with the rights of the other by electing to terminate the Company or by electing to proceed under any other termination or transfer provision, and any subsequent notice thereof shall be null and void and shall not release the Member from its obligations under the procedure already commenced. Nothing contained herein shall prevent a Member from subsequently performing or exercising its rights under such a transfer or termination provision after the procedure first commenced is completed or terminated.


              ARTICLE 14 - INDEMNIFICATION OF EXECUTIVE COMMITTEE

      The individual members of the Executive Committee shall not be liable in damages or otherwise to the Company or to any Member, and the Company shall indemnify and hold harmless each member of the Executive Committee from any loss or damage incurred by reason of any act or omission performed or omitted by such member of the Executive Committee in good faith on behalf of the Company and in a manner reasonably believed by such member of the Executive Committee to be within the scope of the authority granted to him or her pursuant to the terms of this Agreement and in the best interests of the Company; provided that (a) such member of the Executive Committee was not guilty of gross negligence, willful misconduct, or breach of fiduciary duty with respect to such acts or omissions; and (b) the satisfaction of any indemnification shall be from and limited to Company's assets, and no Member shall have any personal liability on account thereof. This indemnification shall include payment of reasonable attorneys' fees and other costs and expenses incurred in settling or defending any claim, threatened action, or finally adjudicated legal proceedings.


                        ARTICLE 15 - DISPUTE RESOLUTION

      Except in connection with the enforcement of the Guaranty and Indemnification Agreement, if any dispute arises relating to the interpretation or performance of this Agreement which the parties are unable to resolve between themselves, and a Member has not elected to pursue the purchase of another Member's interest in the Company as provided in Section 5.15, they agree to use the following as their sole method of resolving the dispute:

      A. Kaiser and WVRT agree to jointly select a retired judicial officer who is affiliated with the Judicial Arbitration and Mediation Service, or such other equivalent organization as Kaiser and WVRT may mutually select, to act as the trier of fact and judicial officer in such dispute resolution;

      B. If Kaiser and WVRT are unable to agree upon a particular retired judicial officer, then the decision shall be made by the chief executive officer of the Judicial Arbitration and Mediation Service, after consulting with Kaiser and WVRT;

      C. Kaiser and WVRT shall have the same rights of discovery as if the dispute were being resolved in the Superior Court of the State of California. However, the retired judicial officer shall, on his own motion, or the request of either Kaiser or WVRT, have the authority to extend or reduce the time periods therefor; and,

      D. The retired judicial officer serving hereunder shall be designated as a referee under the provisions of Part II, Title VIII, Chapter 6 of the California Code of Civil Procedure (Sections 638 through 645. 1, inclusive). Payment for the services of the retired judicial officer and the rights and procedure of appeal, and/or other review of the decision, shall be made as provided in such sections.

      However, the dispute resolution procedures provided herein shall not apply to any action in which injunctive relief or specific performance is sought.


                         ARTICLE 16 - OTHER PROVISIONS

16.1  NOTICES

      Except as otherwise expressly stated in this Agreement, any notice, information, request or reply ("NOTICE") required or permitted to be given under the provisions of this Agreement shall be in writing and shall be given or served either personally or by mail. If given or served by mail, such notice shall be deemed sufficiently given if (a) deposited in the United States mail, certified mail, return receipt requested, postage prepaid, or (b) sent by express mail, Federal Express, or other similar overnight service, provided proof of service is available, addressed to the addresses of the parties specified below or to such other addresses as such party shall have provided to another party hereto by written notice given in accordance with this Section
16.1. Any Notice given or served by regular mail shall be deemed given or served three (3) business days after deposit in the mails, unless a copy of the notice is concurrently transmitted by electronic or telephonic facsimile, in which case the notice shall be deemed given or served as of the date of deposit of the original in the mails. Any notice given or served by express mail, Federal Express, or other similar overnight service, shall be deemed given or served the day following deposit in the mails or delivery to the carrier, unless a copy of the notice is concurrently transmitted by electronic or telephonic facsimile, in which case the notice shall be deemed given or served as of the date of deposit of the original in the mails or delivery to the carrier.

TO WVRT:                WEST VALLEY RECYCLING & TRANSFER, INC.
                        9890 Cherry Ave.
                        Fontana, California 92335
                        Attention: Cole Burr
                        Facsimile Number: 909.355.7158

WITH COPY TO:           Edward G. Burr
                        6670 Federal Boulevard
                        Lemon Grove, California  91945
                        Facsimile Number:  619.287.5242

WITH COPY TO:           Harold J. Delevie, Esq.
                        Attorney at Law
                        1875 Century Park East
                        Fifteenth Floor
                        Los Angeles, CA  90067-2516
                        Facsimile Number:  310.277.8923

TO KAISER:              KAISER RECYCLING CORPORATION
                        3633 East Inland Empire Boulevard, Suite 850
                        Ontario, California  91764
                        Attention:  Gerald A. Fawcett, President
                        Facsimile Number:  909.944.6605

WITH COPY TO:           KAISER VENTURES INC.
                        3633 East Inland Empire Boulevard, Suite 850
                        Ontario, California  91764
                        Attention:  Terry L. Cook, General Counsel
                        Facsimile Number:  909.944.6605

TO THE COMPANY:         WEST VALLEY MRF, LLC
                        c/o WVRT Recycling & Transfer, Inc.
                        9890 Cherry Avenue
                        Fontana, California  92335
                        Attention:  Cole Burr, President
                        Facsimile Number:  909.355.7158

WITH COPY TO:           KAISER RECYCLING CORPORATION
                        3633 E. Inland Empire Blvd., Suite 850
                        Ontario, California  91764
                        Attention:  President
                        Facsimile Number:  909.944.6605

16.2  LAW

      This Agreement is executed and delivered in, and shall be governed by and construed in accordance with, the laws of the State of California and, where applicable, other local, state, and federal rules, regulations, ordinances, statutes, and laws.

16.3  ATTORNEYS' FEES

      In the event of a legal action between the Members arising out of this Agreement or any amendments thereto or any documents executed in connection herewith, the prevailing Member shall be entitled to an award of reasonable attorneys fees and costs as against the losing Member.

16.4  WAIVER OF ACTION FOR PARTITION

      To the extent permitted by law, each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to the property of the Company.

16.5  SEVERABILITY

      If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

16.6  CAPTIONS

      The captions set forth herein are used for the purpose of convenience only and shall not be deemed to limit the subject matter of any section or subsection hereof or otherwise to be considered as to the meaning of any portion of this Agreement.

16.7  CONSTRUCTION OF AGREEMENT

      The covenants, agreements, and provisions contained herein shall not be construed in favor of or against either of the Members, but shall be construed as if both Members prepared this Agreement. Except by specific written agreement to the contrary, the covenants, agreements, and provisions contained herein, to the extent that the same are necessary and applicable as shown by the content thereof, shall constitute continuing obligations between the Members beyond the dissolution and termination of the Company.

16.8  WAIVER OF RIGHT OR REMEDY

      No delay or omission in the exercise of any right or remedy of either Member or any default by the other Member shall impair such right or remedy or be construed as a waiver. Either Member's consent to or approval of any act by the other Member requiring a Member's consent or approval shall not be deemed to waive or render unnecessary a Member's consent to or approval of any subsequent act by the other Member. Any waiver by a Member of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement.

16.9  SUCCESSORS AND ASSIGNS

      Subject to the restriction on transfer of any interest in the Company set forth in this Agreement, all provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of each Member, and each such successor or assign shall be deemed a party hereto.

16.10  RIGHTS UNDER AGREEMENT

       Nothing in this Agreement, or in any transaction contemplated hereby, expressed or implied, shall give or be construed to give to any person or entity other than the parties hereto any legal or equitable right, remedy, privilege, immunity, or claim under this Agreement or by reason of such transaction. All of the covenants and provisions of this Agreement shall be for the sole benefit of the parties hereto.

16.11  MISCELLANEOUS DEFINITIONS

       A.      HEREIN.

               Whenever the word "herein" is used in this Agreement, it is intended and shall be construed to refer to the entire Agreement and not limited in reference to the section or subsection in which it may appear.

       B.      COMPANY INTEREST.

               "COMPANY INTEREST" or "INTEREST IN THE COMPANY" shall mean all rights a Member possesses or may possess in the present, or will or may possess in the future, in or related to the Company.

       C.      PAID IN CASH.

               "PAID IN CASH" (or "CASH") shall mean paid in cash or by certified or cashier's check or by bank-to-bank transfer procedures suitable to the parties.

16.12  ENTIRE AGREEMENT

       This Agreement and the Exhibits attached hereto or referred to herein together with the Articles of Organization for the Company represent the final, complete, and exclusive agreement and understanding of the parties hereto with respect to the matters set forth herein, and prior agreements between the parties hereto relating to said matters are hereby declared null and void; the provisions hereof may be modified, amended, or waived only in writing.

16.13  COUNTERPARTS

       This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

16.14  MEMBERS BOUND BY AGREEMENT

       Each of the Members represents and warrants to the other that it has the requisite power and authority to enter into this Agreement, and, accordingly, the Members shall be bound by this Agreement upon the signatures herein as set forth below.

16.15  AMENDMENTS

       All Amendments to this Agreement must be in writing and signed by all of the Members.

16.16  ADDITIONAL DOCUMENTS AND ACTS

       Each Member agrees to execute and deliver additional documents and instruments and to perform all additional acts necessary to effectively carry out and perform all the terms, provisions and conditions this Agreement and the transactions contemplated herein.

"KAISER"                               "WVRT"
KAISER RECYCLING CORPORATION           WEST VALLEY  RECYCLING &  TRANSFER, INC.,
  a Delaware corporation                 a California corporation


By:  /s/Gerald A. Fawcett              By:  /s/ Cole Burr
     ----------------------------           --------------------
     Gerald A. Fawcett, President           Cole Burr, President

                     EXHIBITS AND SCHEDULES NOT ATTACHED.

                        THEY WILL BE FURNISHED TO THE

                 SECURITIES AND EXCHANGE COMMISSION UPON THE

          WRITTEN REQUEST OF THE SECURITIES AND EXCHANGE COMMISSION.